EXHIBIT 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THIS REDACTED INFORMATION HAS BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

ASSET PURCHASE AGREEMENT

by and among

NOVARTIS PHARMA AG,

NOVARTIS PHARMACEUTICALS CORPORATION

and,

AVROBIO, INC.

Dated as of May 19, 2023

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TABLE OF CONTENTS

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Exhibits and Schedules

Exhibit A Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B Form of Separation Services Agreement

Exhibit C Licensed IP

Exhibit D Form of Data Transition Plan

Schedule 1 Allocation of Purchase Price

Schedule 2 Consents

Schedule 3 Liens

Schedule 4 Special Indemnities

Schedule 5 Certain Excluded Assets

Schedule 6 Certain Transferred Assets

Schedule 7 Transferred Contracts

Schedule 8 Accounting Firms

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2023, by and among Novartis Pharma AG, a company organized under the laws of Switzerland, Novartis Pharmaceuticals Corporation, a Delaware corporation (collectively, “Purchaser”) and AVROBIO, Inc., a Delaware corporation (the “Seller”). Each of Purchaser and the Seller, as the case may be, is referred to herein as a “Party”, and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Article 1.

RECITALS

WHEREAS, the Seller, directly and indirectly, is engaged in the Cystinosis Business;

WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, certain assets and rights relating to the Cystinosis Business owned by the Seller; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to license to Purchaser, and Purchaser desires to license from Seller, certain Intellectual Property related to the Cystinosis Business;

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article 1
Definitions

Section 1.1 Definitions. For purposes of the Agreement:

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) the sale, license, sublicense, or disposition of all or a material portion of the Seller’s business or assets, the Cystinosis Business or any of the Transferred Assets or Licensed IP;

(b) the grant, issuance, disposition, acquisition, tender offer or exchange of: (i) any shares of capital stock, or other voting or equity security of the Seller; (ii) any option, call, warrant, or right (whether or not immediately exercisable) to acquire any capital stock, unit, or other equity security of, or Equity Interest in, the Seller; or (iii) any security, instrument, or obligation that is or may become convertible into or exchangeable for any capital stock, unit, or other equity security of the Seller (other than the grant of options to employees of the Seller in the ordinary course of business consistent with past practice);

(c) any merger, amalgamation, share exchange, partnership, joint venture, liquidation, dissolution, plan, or scheme of arrangement, consolidation, business combination, reorganization, or similar transaction involving the Seller; or

(d) any combination of the foregoing.

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“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have a causal relationship with this treatment. An Adverse Event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal (investigational) product, whether or not related to the medicinal (investigational) product.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the possession, directly or indirectly, of the power, whether by contract, equity ownership, as trustee, personal representative or executor, credit arrangement or otherwise, to direct or cause the direction of the policies and/or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates”.

“Agreement” has the meaning assigned to such term in the Preamble.

“Allocation Schedule” has the meaning assigned to such term in Section 2.9.

“Anti-Corruption Laws” means (i) the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the Canadian Corruption of Foreign Public Officials Act, the United Kingdom Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the United Nations Convention Against Corruption and all other applicable laws of similar effect, and the related rules, regulations and published interpretations thereunder, (ii) all applicable anti-money laundering laws, and the related rules, regulations and published interpretations thereunder, and (iii) all applicable anti-terrorism financing laws, and the related rules, regulations and published interpretations thereunder.

“Acquisition” has the meaning assigned to such term in Section 2.1.

“Assumed Liabilities” has the meaning assigned to such term in Section 2.3.

“Beneficiaries” means: (a) Purchaser; (b) each Affiliate of Purchaser; and (c) the successors and assigns of each Person referred to in clauses (a) and (b) above.

“Bill of Sale” means one or more Bills of Sale and Assignment and Assumption Agreements, in the form set forth on Exhibit A hereto.

“Books and Records” means books, documents, records, files, agreements, manuals and other information in the possession or control of the Seller, whether in hard copy, electronic or computer format, in each case, that are exclusively related to the Cystinosis Business (whether or not required to be severed from any books, documents, records, files, agreements, manuals or other information not related to the Cystinosis Business).

“Business Closing Certificate” has the meaning assigned to such term in Section 7.5(a).

“Business Day” means any day other than (a) a Saturday, Sunday, or a federal holiday or (b) a day on which commercial banks in Basel, Switzerland or New York, New York are authorized or required to be closed, but excluding each day in the period between December 24 and January 1 (inclusive) in any year.

“Business Intellectual Property” means (a) the Transferred IP and (b) the Licensed IP.

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“Business Licensed Intellectual Property” means the Business Intellectual Property that is owned by any other Person and licensed or purported to be licensed to the Seller or to which the Seller has or purports to have any other right or immunity (including any sublicense, option, right of first refusal, or other preferential right or covenant not to be sued).

“Business Owned Intellectual Property” means the Business Intellectual Property that is owned or purported to be owned, solely or jointly, by the Seller.

“Charter Document” means the certificate of incorporation, bylaws, memorandum of association, certificate of association, limited partnership agreement, limited liability company agreement, limited-liability limited partnership agreement, or equivalent governing document(s) of an Entity.

“Clinical Study” means a clinical investigation, as that term is defined in 21 CFR 312.3(b), primarily related to the Cystinosis Business. For clarity, this includes any clinical investigation conducted by a Collaboration Partner.

“Clinical Study Authorizations” or “CSAs” mean clinical study authorizations including investigational new drug applications (or such equivalent governmental or regulatory approval as may be granted) primarily relating to the conduct of clinical studies with respect to the Development Programs.

“Closing” has the meaning assigned to such term in Section 2.5(b).

“Closing Date” has the meaning assigned to such term in Section 2.5(b).

“Closing Payment” has the meaning assigned to such term in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any research, development, manufacturing, collaboration or similar commercialization partner of the Seller with respect to the Cystinosis Business.

“Collaborator Development Program” means any discovery or Clinical Study programs or platforms and the therapies and compounds made and tested in such programs conducted by any Collaboration Partner.

“Company Registered IP” has the meaning assigned to such term in Section 3.9.

A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s controlled Affiliates is engaged in the research, development, marketing or sale of any products that directly compete with the Cystinosis Business (or would compete therewith if any Seller Products were marketed or sold by the Cystinosis Business).

“Confidential Information” means: (a) all non-public information that is (i) owned, used, or possessed by the Seller or any of the Seller’s Affiliates as of the Closing and (ii) included in the Transferred Assets or otherwise primarily related to the Cystinosis Business, held in any form; (b) all non-public information that is (i) owned, used, or possessed by Purchaser or any of Purchaser’s Affiliates as of the Closing, including in connection with the Cystinosis Business and the Transferred Assets, held in any form, and (ii) in the possession of the Seller as of the Closing; and (c) the terms of this Agreement and the other

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Transaction Documents, and all information relating to the discussions and negotiations among the Seller, Purchaser and their respective Affiliates or otherwise concerning the Contemplated Transactions.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Seller and Novartis Pharma AG, dated as of [***].

“Consent” means any approval, consent, ratification, permission, waiver, Order, or authorization (including any Permit).

“Contemplated Transactions” means all transactions and actions contemplated by the Transaction Documents, together with the plans and other documents entered into or delivered in connection therewith, or referred to therein, including the Acquisition.

“Contract” means any written, oral, or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, power of attorney, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

“Control” and “Controlled” means, with respect to any Know-How, the possession by Seller of the ability (whether by ownership, license, sublicense or otherwise) to grant to Purchaser the licenses, sublicenses, or other rights to such Know-How as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense, or rights.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“CSA Transfer” has the meaning assigned to such term in Section 6.4.

“Cystinosis Business” means Seller’s AVR-RD-04 research and development program and related research, development, manufacturing and commercialization of products for the treatment, diagnosis or prevention of cystinosis, as such research and development program may be applied to diseases primarily associated with a deficiency in cystinosin or abnormal cystinosin function in which the addition of the CTNS transgene encoding the cystinosin protein may prove beneficial with respect to the treatment, diagnosis or prevention of such diseases.

“Damages” includes any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost (including costs of investigation, defense or enforcement of this Agreement), amounts paid in settlement, or Expense of any nature (in each case including reasonable attorneys’ and expert fees).

“Data Room” has the meaning assigned to such term in the definition of Made Available to Purchaser.

“Data Transition Plan” means a plan in respect of the transfer of the data and the records from the Seller or its Affiliates to Purchaser and its Affiliates, as set forth on Exhibit D hereto.

“Debt Payoff Letter” has the meaning assigned to such term in Section 5.8.

“Development Programs” means the Product Development Program and the Collaborator Development Program.

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“Direct Claim” has the meaning assigned to such term in Section 10.7(b).

“Disclosure Schedule” means the Schedule delivered to Purchaser on behalf of the Seller and prepared in accordance with Section 11.15.

“Drug Governmental Entity” means the FDA, the European Medicines Agency, the United Kingdom Medicines and Healthcare Products Regulatory Agency, or any other Governmental Entity having jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, storage, sale, marketing, promotion, commercialization, shipment, import, export or distribution of pharmaceutical products.

“Effect” has the meaning assigned to such term in the definition of Material Adverse Effect.

“End Time” means 5:00 PM ET on August 19, 2023, provided that such date may be extended by up to thirty (30) additional days by mutual written consent of Purchaser and Seller.

“Enforceability Exceptions” means the effect, if any, of (a) applicable bankruptcy, insolvency, moratorium, or other similar Legal Requirements affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust (including incomplete-gift nongrantor gift trusts established in any jurisdiction), company (including any limited liability company, or joint stock company), firm or other enterprise, association, organization, or entity.

“Equity Interests” means shares of capital stock, membership interests in a limited liability company, partnership interests, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such Equity Interest or any stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of, or other equity or voting interest in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Entity, trade, or business (whether or not incorporated) that is or would have ever been considered a single employer with the Seller, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Assets” has the meaning assigned to such term in Section 2.2.

“Excluded Liabilities” has the meaning assigned to such term in Section 2.4.

“Exclusively Licensed Intellectual Property” means any and all Business Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Seller, or to which the Seller has or purports to have any other exclusive right.

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“Existing Loan Agreement” has the meaning assigned to such term in Section 5.8.

“Expense” means any fee, cost, expense, payment, expenditure, or Liability.

“Field” means the treatment, diagnosis or prevention of (a) cystinosis or (b) other diseases primarily associated with a deficiency in cystinosin or abnormal cystinosin function in which the addition of the CTNS transgene encoding the cystinosin protein may prove beneficial with respect to the treatment, diagnosis or prevention of such other diseases.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Final Allocation Schedule” has the meaning assigned to such term in Section 2.9.

“Foreign Government Official” means (i) any officer or employee of a foreign Governmental Entity or any department, agency or instrumentality thereof (including a state-owned or state-controlled entity); (ii) any officer or employee of a public international organization; (iii) any Person acting in an official capacity for or on behalf of any such foreign Governmental Entity or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (iv) any party official or candidate of any party, excluding, in each case, any official of the government of the United States.

“Fundamental Representations” means: (a) the representations and warranties set forth in Section 3.1 (Organizational Matters; Authority), Section 3.2 (Non-Contravention), Section 3.7 (Taxes), Section 3.8(a) (Sufficiency of Assets), Section 3.9 (Intellectual Property), Section 3.11(f) (Sanctions) and Section 3.12 (Brokers’ and Finders’ Fees), and (b) the representations and warranties set forth in the Business Closing Certificate, solely to the extent such representations and warranties relate to any matter addressed in any representation or warranty specified in clause (a) of this sentence.

“GAAP” means generally accepted accounting principles in the United States in effect as of the applicable date of determination or in effect for the applicable period under consideration, as appropriate.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312 and all comparable standards of any other applicable Drug Governmental Entity.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Parts 11 and 58, and all comparable standards of any other applicable Drug Governmental Entity.

“Good Manufacturing Practices” means the requirements set forth at 21 U.S.C. § 351(a)(2)(B) and in the regulations for drugs contained in 21 C.F.R. Parts 11, 210, 211 and 600-680, and all comparable standards of any other applicable Drug Governmental Entity.

“Government-Funded IP” has the meaning set forth in Section 3.9(i).

“Governmental Entity” means any applicable: (a) multinational or supranational governmental body exercising legislative, judicial, or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (c) federal, state, provincial,

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local, municipal, foreign, or other government; (d) instrumentality, subdivision, department, ministry, board, court, administrative agency, regulatory authority, or commission, or other governmental Entity, authority, or instrumentality or political subdivision thereof; or (e) any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing, or other governmental functions, in each case, including, for the avoidance of doubt, any Taxing Authority.

“Healthcare Laws” means all applicable health care laws, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)) and the regulations promulgated pursuant to such statutes and equivalent non-U.S. statutory and regulatory provisions; (ii) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; (iii) the health care fraud and false statement provisions of HIPAA; (iv) applicable laws which are cause for exclusion from any federal health care program and the regulations promulgated pursuant to such statutes and equivalent non-U.S. statutory and regulatory provisions; (v) the federal health care program civil monetary penalty (42 U.S.C. § 1320a-7a) and exclusion authorities (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such statutes; (vi) the Public Health Service Act (42 U.S.C. §§ 201 et seq.) and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; and (vii) all applicable laws, rules, regulations, orders, judgments, decrees and injunctions administered by the FDA and other applicable regulatory authorities, including those governing or relating to clinical trials, laboratory studies, recordkeeping, manufacturing, testing, development, approval, processing and use of any Seller Product, including but not limited to FDA’s regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 210, 211, 312, 600 and 610, each as may be amended from time to time and equivalent non-U.S. statutory and regulatory provisions.

“Healthcare Submissions” means all required material filings, declarations, listings, registrations, reports or submissions to a Drug Governmental Entity, including adverse event reports.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to any deposit or advance of any kind (whether long-term or short-term, whether or not represented by a bond, debenture, note, or other security or instrument, whether or not convertible into any other security or instrument); (b) all obligations of such Person under any conditional sale or other title retention agreement relating to property acquired by such Person (other than trade accounts payable that were incurred in the ordinary course of business); (c) all obligations of such Person in respect of the deferred purchase price of any property or service (other than current accounts payable that were incurred in the ordinary course of business); (d) all obligations of such Person to pay rent or other amounts under a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP; (e) all outstanding reimbursement obligations of such Person with respect to any letter of credit, bankers’ acceptance, or similar facility issued for the account of such Person; (f) all obligations of such Person under any agreement with respect to any swap, forward, future, or derivative transaction or any option or similar agreement involving, or settled by reference to, any rate, currency, commodity, price of any equity, or debt security or instrument or any economic, financial, or pricing index or measure of economic, financial, or pricing risk or value, or any similar transaction or

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combination of the foregoing transactions; (g) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property or other asset owned by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person; (h) all guaranties, endorsements, assumptions, and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, any Indebtedness of another Person; and (i) all accrued interest, premiums, penalties, fees, Expenses, breakage costs, and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless of whether any of the foregoing has been paid as of any time of determination), as a result of the consummation of any Contemplated Transaction or any transaction in connection with any lender or securityholder Consent.

“Indebtedness Pay-off Amount” means the Indebtedness under the Existing Loan Agreement as set forth Debt Payoff Letter.

“Indemnified Party” has the meaning assigned to such term in Section 10.7(a)(i).

“Indemnifying Party” has the meaning assigned to such term in Section 10.7(a)(i).

“Information Privacy and Security Laws” means all applicable Legal Requirements relating to the processing, use, disclosure, collection, privacy, processing, transfer or security of Protected Information, surveillance, espionage or national security and all regulations promulgated and guidance issued by Governmental Entities thereunder.

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind or nature throughout the world, including all (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, and substitutions thereof and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such patent or patent application (collectively, “Patents”); (ii) trade names, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks, and related registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions (including as disclosed in invention disclosures and discoveries) and confidential information, including manufacturing information, methods and processes, assays, materials, engineering and other manuals and drawings, operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data and similar data and information (collectively, “Trade Secrets”); (v) rights of privacy or publicity; (vi) rights in software, data and databases, and industrial property rights; (vii) embodiments of any of the foregoing, including Technology, and (viii) rights to assert, claim, enforce or sue and collect damages or seek other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Key Employee” means each of [***].

“Knowledge of the Seller” means the actual knowledge, following reasonable inquiry, of any Key Employee.

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“Know-How” means all confidential and/or proprietary information and knowledge, whether or not patentable, including, without limitation, data, reports, and other information, inventions, tangible materials, know-how and knowledge regarding inventions, discoveries, techniques, research, trade secrets, systems, methods, processes, algorithms, technical data, formulae, drawings, designs, schematics, specifications, blueprints, flow charts, models, prototypes, techniques, practices, manufacturing and design information, and information regarding biological reagents.

“Leased Real Property” has the meaning assigned to such term in Section 3.8(d).

“Legal Proceeding” means any action, suit, litigation, arbitration, claim, assessment or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, hearing, inquiry, audit, examination or investigation), commenced, brought or conducted by or before any Governmental Entity or any arbitrator or arbitration panel or other tribunal.

“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, Order, rule, regulation, sanction, or requirement issued, enacted, adopted, promulgated, entered, implemented, or otherwise put into effect by or under the authority of any Governmental Entity. For the avoidance of doubt, the term “Legal Requirement” includes any and all Healthcare Laws, Privacy Laws, Anti-Corruption Laws and Sanctions Laws.

“Liability” means any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.

“Licensed IP” means the Know-How and Materials set forth on Exhibit C.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, easement, encroachment, security interest, encumbrance, license, covenant, possessory interest, conditional sale, or other title retention arrangement, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use, or ownership of any security or other asset).

A document or other item of information shall be deemed to have been “Made Available to Purchaser” if such document or other item of information was (i) publicly available on the SEC EDGAR database prior to the date of this Agreement or (ii) made available for review by Purchaser or Purchaser’s Representatives at least five (5) Business Days prior to the date of this Agreement in (and not removed from) the “virtual data room” available on Venue (the “Data Room”), maintained by Seller.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means any change, event, effect, claim, circumstance, or matter (each, an “Effect”) that (considered alone or in combination with any other Effect(s)) is, or would be expected to be or to become, materially adverse to: (a) any of (i) the Cystinosis Business, (ii) the Transferred Assets or (iii) the Business Intellectual Property, in each case, taken as a whole; (b) Purchaser’s right to own, transfer or exercise any rights with respect to any Transferred Asset or Licensed IP; or (c) the ability of the Seller to perform any of its material covenants or obligations under the Agreement or under any other Transaction

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Document; provided, however, that solely for the purposes of clauses (a) and (b), none of the following changes, effects, events, occurrences, or developments shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect attributable to changes in conditions generally affecting (x) the industry in which the Seller operates with respect to the Cystinosis Business or (y) the economy, financial, or securities markets or political, legislative, or regulatory conditions, taken as a whole, (ii) any Effect caused by the entry into this Agreement, announcement of this Agreement, and the pendency of the transactions contemplated hereby, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Cystinosis Business (provided that the exception in this clause (ii) shall not apply when “Material Adverse Effect” is used in any representation or warranty that is expressly intended to address the consequences of the execution, delivery or announcement of this Agreement or the pendency, performance or consummation of the Contemplated Transactions or for purposes of the conditions in Section 7.1 or Section 7.5(a) as applied to any such representation or warranty so intended to address such consequences), (iii) any Effect due to acts of war (whether or not declared), armed hostility, or terrorism, or the escalation or worsening thereof, (iv) any action required or expressly permitted to be taken by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser, (v) any changes in applicable laws or accounting rules (including GAAP), (vi) any natural or man-made disaster or acts of God, or (vii) any failure, in and of itself, by the Cystinosis Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect (subject to the other provisions of this definition)); provided that, in each of the foregoing clauses (i), (iii), (v) and (vi), such Effects referred to therein may be taken into account in determining whether a Material Adverse Effect has occurred to the extent that the Cystinosis Business or any of the Seller Products is disproportionally affected as compared to other similar businesses or products.

“Material Contract” has the meaning assigned to such term in Section 3.16(b).

“Materials” means any tangible chemical or biological material, including any compounds, DNA, RNA, clones, vectors, cells, and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material embodying any Know-How.

“Misconduct Allegation” has the meaning assigned to such term in Section 3.14(g).

“Most Recent Balance Sheet” means the audited balance sheet of the Seller as of December 31, 2022 and the footnotes thereto set forth in the Seller SEC Documents.

“OFAC” means the Office of Foreign Assets Control.

“Order” means any order, writ, injunction, judgment, edict, decree, ruling, or award of any arbitrator or any court or other Governmental Entity.

“Other Seller IP” has the meaning assigned to such term in Section 6.8.

“OTS Software Agreement” means an agreement with a Third Party commercial software provider, solely to the extent such agreement provides the Seller a license to such Third Party’s non-customized, commercially available, object code software, on generally available, standard commercial pricing and other terms for less than [***] Dollars ($[***]).

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“Party” has the meaning assigned to such term in the Preamble. “Parties” has the correlative meaning.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means (a) any permit, license, approval, certificate, franchise, permission, clearance, Consent, registration, variance, sanction, exemption, Order, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement or (b) any right under any Contract with any Governmental Entity.

“Permitted Lien” means (a) any statutory Lien to secure non-delinquent obligations to landlords, lessors, or renters under leases or rental agreements; (b) any deposit or pledge made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by any Legal Requirement; (c) any statutory Lien in favor of carriers, warehousemen, mechanics, and materialmen, to secure claims for labor, materials, or supplies and any other like Lien; (d) any easement, right of way, or other matter on record, zoning ordinance, utility company right, franchise, or other similar encumbrance affecting real property, which does not individually or in the aggregate with all other easements, rights of way, or other matters on record, zoning ordinances, utility company rights, franchises, or other similar encumbrances (i) interfere with the use of such real property for its intended purposes in the ordinary course of the business at such location or (ii) materially impair the value of such real property; (e) limited, non-exclusive rights or licenses of Intellectual Property granted by the Seller to a service provider, vendor or consultant solely for the purpose of providing applicable services to, or on behalf of, the Seller, in each case, in the ordinary course of business consistent with past practice; and (f) Liens for Taxes not yet due and payable.

“Person” means any individual, Entity or Governmental Entity.

“Personal Information” means data and information concerning an identifiable natural person that including any data defined as “personal data,” “nonpublic personal information” or similar under applicable Privacy Laws.

“Pre-Closing Period” has the meaning assigned to such term in Section 5.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privacy Laws” means all applicable laws relating to privacy and/or data security of Personal Information that apply to the Seller, including, as applicable, (A) HIPAA, (B) the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 and the related implementing legislation of the EU Member States, (C) the Swiss Federal Act on Data Protection (FADP) of June 19, 1992, (D) the Personal Information Protection and Electronic Documents Act (Canada), (E) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Information, (F) all U.S. state laws pertaining to the privacy and security of Personal Information, and (G) UK General Data Protection Regulation and UK Data Protection Act.

“Privacy Policies” has the meaning assigned to such term in Section 3.10(b).

“Product Development Program” means any discovery or Clinical Study programs or platforms and the therapies and compounds made and tested in such programs, including through collaboration with

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others, or through compassionate use/expanded access/named patient activities with respect to the Seller Product.

“Protected Information” means any information that (a) is Confidential Information; (b) is Personal Information; (c) governed, regulated or protected by one or more applicable Information Privacy and Security Laws; (d) is not publicly available and which the Seller receives from or on behalf of individual customers of the Seller; (e) is subject to a confidentiality obligation or in which the Seller has Intellectual Property rights; or (f) is derived from Protected Information to the extent such derived information meets one or more of the definitions under paragraphs (a) through (e).

“Purchase Price” has the meaning assigned to such term in Section 2.5(a).

“Purchaser” has the meaning assigned to such term in the Preamble.

“Purchaser Cure Period” has the meaning assigned to such term in Section 9.1(f).

“Purchaser Indemnitees” has the meaning assigned to such term in Section 10.1.

“Real Property Lease” has the meaning assigned to such term in Section 3.8(d).

“Related Party” means: (a) any Seller Associate; (b) any Affiliate of any Seller Associate; or (c) any trust or other Entity in which any Seller Associate holds (or in which more than one (1) of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, financial, or Equity Interest.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, and representatives. The term “Representatives” shall be deemed to include current and future “Representatives”.

“Restricted Assets” has the meaning assigned to such term in Section 2.6.

“Restricted Party” means each of the Seller, its Affiliates and Representatives.

“Restricted Period” means the period commencing on the Closing Date and ending on the five (5)-year anniversary of the Closing Date; provided, however, that in the event of any breach on the part of a Restricted Party of any provision of Section 5.5, the Restricted Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured by such Restricted Party.

“Restricted Territory” means the World.

“Safety Signal” means information that arises from one or multiple sources (including observations and experiments), which suggests a new, potentially causal association, or a new aspect of a known causal association, between an intervention and an event or set of related events, either adverse or beneficial, which is judged of sufficient likelihood to justify verificatory actions.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States that broadly prohibit or restrict dealings with such country or region

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(currently including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

“Sanctioned Person” means any Person that is the subject or target of economic sanctions or trade restrictions or similar restrictions under Sanctions Laws, including: (a) any Person identified in any sanctions list maintained by the U.S. government, including (i) U.S. Department of the Treasury, Office of Foreign Assets Control’s (OFAC) Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, Foreign Sanctions Evaders List, or the Non-SDN Menu-Based Sanctions List, (ii) the U.S. Department of Commerce, Bureau of Industry and Security’s Entity List, Unverified List, or Denied Persons List, and (iii) the U.S. Department of State’s Debarred Persons List; (b) any Person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned or fifty percent (50%) or more, directly or indirectly, individually or in the aggregate, or controlled by or acting for the benefit or on behalf of a Person described in the foregoing clauses (a) and (b).

“Sanctions Laws” means all applicable U.S. and non-U.S. laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to export hardware, software, technology and/or services, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, and any other similar applicable Legal Requirements of any other jurisdiction.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Seller” has the meaning assigned to such term in the Preamble.

“Seller Associate” means (a) any current or former officer, retiree, or other employee of the Seller or any of its Subsidiaries or (b) any current or former independent contractor, consultant, agent, or director or manager of the Seller or any of its Subsidiaries, in each case involved in the Cystinosis Business.

“Seller Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each compensation, employment, consulting, severance, change in control, transaction bonus, retention or similar contract, plan, program, arrangement, policy or guidelines, and (iii) each other plan, program, arrangement or policy providing for compensation (including variable cash compensation and commissions), deferred compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, tax gross-up, vacation benefits, paid personal days, insurance (including any self-insured arrangement), health, medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, notice or severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case whether or not written, which, in each case of clauses (i) through (iii), is sponsored, maintained, administered or contributed to or entered into by the Seller or any of its Subsidiaries or with respect to which the Seller or any of its Subsidiaries has or may have any direct or indirect Liability.

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“Seller Cure Period” has the meaning assigned to such term in Section 9.1(e).

“Seller Exclusive Inbound Licenses” means any Seller Inbound License pursuant to which the Seller is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under any Exclusively Licensed Intellectual Property.

“Seller Gene Therapy Platform” means the Seller’s proprietary lentiviral-based gene therapy platform as of the Closing Date.

“Seller Group” means the Seller and its Affiliates.

“Seller Inbound License” means any Contract pursuant to which the Seller is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under any Business Intellectual Property of any other Person.

“Seller Indemnitees” has the meaning assigned to such term in Section 10.2.

“Seller Organizational Documents” has the meaning assigned to such term in Section 3.1(c).

“Seller Outbound License” means any Contract pursuant to which the Seller grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Business Intellectual Property to any other Person.

“Seller Product” means any pharmaceutical, biological or medicinal therapy, compound or drug (including any gene therapy), product candidate or other product that has been or is being developed, researched, manufactured, tested, licensed, offered, marketed, sold, or distributed by or on behalf of the Cystinosis Business, including any discovery or clinical programs or platforms and the therapies and compounds made and tested in such programs, including through collaboration with others, or through compassionate use/named patient activities.

“Seller Product CSA” means (a) any investigational new drug application filed with the FDA related to the Cystinosis Business held by the Seller, including but not limited to [***]; or (b) any foreign equivalents as filed with the applicable Drug Governmental Entity related to the Cystinosis Business held by the Seller.

“Seller SEC Documents” means all documentation, filings and other information publicly filed by the Seller with the U.S. Securities and Exchange Commission and made publicly available on the SEC EDGAR database.

“Seller System” means any information technology or computer system (including software, hardware, equipment, databases, and telecommunications infrastructure) for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of electronic or other data or information, in each case that is owned or developed by and used in or necessary for the conduct of the Cystinosis Business of the Seller.

“Separation Services Agreement” means a Separation Services Agreement, as set forth on Exhibit B hereto.

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“Shared Contract” means each Contract (other than the Transferred Contracts) of the Seller that relates to the Cystinosis Business or any Transferred Asset, and one or more other businesses or products of the Seller or any of its Affiliates.

“Specified Business Contact” means any Person who had or is expected, to the Knowledge of the Seller, to have a business relationship with Purchaser or any Affiliate of Purchaser relating to the Cystinosis Business, in each case, at any time during the Restricted Period.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially, or of record (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial, or ownership interests in such Entity.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, escheat, unclaimed property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, estimated, ad valorem, severance, value-added, goods and services, harmonized sales, stamp, occupation, windfall profits, transfer or excise tax, or any other tax, fee, levy, impost, custom, duty or other charge or assessment of any kind whatsoever in the nature of a tax, including all employment insurance, health insurance and government pension plan premiums or contributions, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” means any return, report or similar written statement required to be filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security, or similar charges or premiums.

“Technology” means all products, tools, devices, mask works, computer programs, software, source code, object code, development tools, techniques, concepts, know-how, algorithms, application programming interfaces, apparatus, methods, processes, procedures, formulae, designs, drawings, customer lists, supplier lists, databases, data collections, information, specifications, brands, logos, marketing materials, user interfaces, websites, programmer notes, packaging, trade dress, content, graphics, artwork, audiovisual works, images, photographs, literary works, performances, music, sounds, “look and feel,” inventions (whether or not patentable), invention disclosures, discoveries, works of authorship (whether or not copyrightable), and other technology.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Seller, its wholly owned Subsidiaries, Purchaser or any Affiliate of Purchaser.

“Third Party Claim” has the meaning assigned to such term in Section 10.7(a)(i).

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“Tipping Basket Amount” means [***] Dollars ($[***]).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means, collectively, this Agreement, the Separation Services Agreement, the Data Transition Plan, the certificates described in Section 7.5 and Section 8.3, and each other agreement, certificate or document referred to in this Agreement or to be executed in connection with any Contemplated Transaction.

“Transaction Expenses” means all fees, costs, Expenses and other amounts incurred by or on behalf of the Seller or its Affiliates in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions, including (a) those of investment bankers or other financial advisors, financial sponsors, legal counsel, accounting, consulting and other advisors, (b) those of third parties incurred by the Seller in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the other Transaction Documents and the Contemplated Transactions, (c) any Expense incurred by or on behalf of any stockholder of the Seller or Representative of the Seller in connection with or relating to the Agreement, the other Transaction Documents or any of the Contemplated Transactions or the process resulting in such transactions that the Seller is or will be obligated to pay or reimburse before, at or after the Closing, and (d) any Expense incurred to obtain any third party Consent under any Contract or from any Governmental Entity as a result of or in connection with any of the Contemplated Transactions.

“Transfer Taxes” has the meaning assigned to such term in Section 6.3(b).

“Transferred Assets” has the meaning assigned to such term in Section 2.1.

“Transferred Contracts” means all Contracts set forth on Schedule 7.

“Transferred IP” means (a) all Intellectual Property exclusively related to (including exclusively used in or exclusively held for use in, or otherwise exclusively useful to) the Cystinosis Business that is (i) owned or purported to be owned, solely or jointly, by the Seller or (ii) owned by any other Person and licensed or purported to be licensed to the Seller or to which the Seller has or purports to have any other right or immunity (including any sublicense, option, right of first refusal, or other preferential right or covenant not to be sued), and (b) without limiting the foregoing, all Intellectual Property which is (i) licensed or purported to be licensed to the Seller or to which the Seller has or purports to have any other right or immunity (including any sublicense, option, right of first refusal, or other preferential right or covenant not to be sued) pursuant to any Transferred Contract, or (ii) described on Schedule 6.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“WARN Act” has the meaning assigned to such term in Section 3.14(f).

Article 2
Purchase and sale of transferred assets

Section 2.1 Purchase and Sale of the Transferred Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in consideration for the payments set forth in Section 2.5, the Seller shall, and shall cause its Affiliates as applicable, to, irrevocably sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase and accept from the Seller or its Affiliates, free and

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clear from all Liens, all of the Seller’s right, title and interest in, to and under all assets, properties and rights of the Seller that are exclusively used in or exclusively held for use in, or otherwise exclusively useful to, the Cystinosis Business, in each case, whether tangible or intangible, real, personal, or mixed, and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, including the following assets of the Seller and its Affiliates (such sale, conveyance, assignment, transfer, delivery and purchase, the “Acquisition”) (such assets, properties and rights of the Seller and its Affiliates are collectively referred to as the “Transferred Assets”):

(a) each Seller Product CSA and all correspondence relating to any actual or contemplated Clinical Study Authorizations by or on behalf of the Seller, including any supplements or amendments thereto, primarily relating to the Cystinosis Business. For clarity, the foregoing assets include all documentation, data, materials, information, files, programs, correspondence, and all other records held by the Seller that were created by, or otherwise developed by any Collaboration Partner primarily relating to the Cystinosis Business but excludes data, materials, information, files, programs, correspondence, and all other records held for use in other products, programs or therapies of the Seller or the Seller Gene Therapy Platform;

(b) to the extent transferable based on disclosed Contracts and Consents, all preclinical study and clinical trial data, results, reports, or other study documentation primarily relating to the Cystinosis Business;

(c) all correspondence to or from any Drug Governmental Entity, including meeting minutes and records of contacts primarily relating to any Seller Product;

(d) all documents in the possession of the Seller related to inspections by any Drug Governmental Entity, in each case primarily relating to the Cystinosis Business;

(e) all information relating to adverse drug experiences, events or reactions or other safety information obtained or otherwise received by the Seller relating exclusively to any Seller Product;

(f) to the extent transferable based on disclosed contracts and Consents, all manufacturing and analytical data, results, reports, records, logbooks, or other documentation exclusively relating to the Cystinosis Business;

(g) all trial master files, trial databases, and statistical programs related to any ongoing or completed preclinical and clinical studies primarily relating to the Cystinosis Business;

(h) subject to Section 2.6, all of the rights of the Seller under all the Transferred Contracts, including any right to receive goods and services, pursuant to such Transferred Contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Transferred Contracts and otherwise;

(i) the Books and Records; provided, however, that the Seller shall be permitted to retain copies of the foregoing to the extent required pursuant to any Legal Requirement or Seller’s bona fide document retention policy or stored electronically in a back-up archive computer system in accordance with Seller’s bona fide document retention policy;

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(j) copies or originals of any and all past and current inventory cost records and quality control records and procedures, in each case, in any form or medium, that are primarily used in the operation or conduct of the Cystinosis Business;

(k) all of the Seller’s vendor and manufacturer lists, pricing and cost information, to the extent exclusively related to the Cystinosis Business, or the portions thereof that are primarily related to the Cystinosis Business;

(l) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items (other than any credits or prepaid expenses in either case related to Taxes) under any Transferred Contract, or which are otherwise primarily related to the Cystinosis Business;

(m) all Transferred IP;

(n) all biological materials and samples, plasmid constructs, vector constructs, cell lines, reagents, cultures, chemical compounds, substances, and mixtures, manufacturing and engineering components and materials, and other materials exclusively related to the Cystinosis Business;

(o) all causes of action, lawsuits, judgments, claims, rights of recovery and set-off and demands of any nature available to or being pursued by the Seller with respect to any Transferred Asset, whether arising by way of counterclaim or otherwise;

(p) all guarantees, warranties, indemnities and similar rights in favor of the Seller with respect to any Transferred Asset, including the benefit of and all rights to enforce the covenants, warranties, and representations under the Transferred Contracts;

(q) insurance benefits, including rights and proceeds, arising from or relating to the Transferred Assets prior to the Closing Date, solely to the extent necessary or used in connection with any Assumed Liabilities but not Excluded Liabilities;

(r) the other assets, if any, expressly set forth on Schedule 7; and

(s) all goodwill and going concern value associated with the assets described in the foregoing clauses;

provided, that notwithstanding the foregoing or anything else to the contrary, the term “Transferred Asset” shall not include any of the foregoing to the extent terminated, transferred or otherwise disposed of as permitted by this Agreement on or after the date hereof and prior to the Closing.

Section 2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, but subject to the license granted in Section 6.7, in no event shall the Seller be deemed to sell, transfer, assign, convey, or deliver, and the Seller shall retain all right, title, and interest to, in and under all assets, properties, interests, and rights of the Seller, that are not Transferred Assets (the “Excluded Assets,”) including, without limitation:

(a) all cash and cash equivalents, bank accounts and securities of the Seller;

(b) all Contracts that are not Transferred Contracts, including the Shared Contracts;

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(c) all Real Property Leases;

(d) all consideration to be delivered to the Seller pursuant to, and all rights of the Seller and its Affiliates under, this Agreement and the Transaction Documents to which such Person is a party;

(e) all rights of the Seller or any of its Affiliates to file for or receive any refunds or credits for Taxes levied and imposed upon, or in connection with, the Transferred Assets or the conduct or operation of the Cystinosis Business allocable to any Pre-Closing Tax Period or to the portion of the Straddle Period ending on the Closing Date pursuant to Section 6.3;

(f) the Seller Benefit Plans and all assets related thereto;

(g) except as set forth in clause (q) of the definition of Transferred Assets, all insurance policies of the Seller and all rights to applicable claims and proceeds thereunder;

(h) except to the extent primarily related to the Transferred Assets or the Cystinosis Business, all rights to any action, suit or claim of any nature available to or being pursued by the Seller, whether arising by way of counterclaim or otherwise; the assets, if any, expressly set forth on Schedule 5; and

(i) the Seller’s and its Affiliates’ right, title and interests in and to and under the Shared Contracts.

Section 2.3 Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser shall, effective at the Closing, assume and, subject to Article 10 hereof, shall pay, perform, and discharge when due, (i) the Liabilities under the Transferred Contracts arising on or after the Closing Date, and (ii) the Liabilities arising out of the use, ownership, possession, operation, or sale of the Transferred Assets from and after the Closing Date, but excluding, in each event, any Liabilities arising on or after the Closing Date that are based on facts, circumstances, or occurrences arising prior to the Closing Date, or relating to any breach, violation or failure to perform that occurred prior to the Closing Date (the “Assumed Liabilities”).

Section 2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3, the Assumed Liabilities shall not include, and Purchaser shall not assume, nor shall it agree to pay, perform or discharge, and the Seller shall retain all Liabilities of the Seller or any of its Affiliates other than Assumed Liabilities (the “Excluded Liabilities”), which Excluded Liabilities shall include each of the following:

(a) all Indebtedness of the Seller;

(b) all Liabilities for Taxes levied and imposed upon, or in connection with, the Transferred Assets and Cystinosis Business allocable to any Pre-Closing Tax Periods or to the portion of any Straddle Period ending on the Closing Date pursuant to Section 6.3;

(c) all Liabilities related to any Excluded Asset;

(d) all Taxes arising from or attributable to any Excluded Asset;

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(e) any Liabilities arising out of, related to, or in connection with the Seller’s or any other Person’s use, ownership or operation of the Cystinosis Business or the Transferred Assets prior to the Closing, including any Liability for claims or other Legal Proceedings of, or Liens imposed on the Transferred Assets or any other assets of Purchaser by, creditors of the Seller or its Affiliates or any other Person arising out of, related to, or in connection with the Seller’s or any other Person’s use, ownership or operation of the Cystinosis Business or the Transferred Assets prior to the Closing, whether arising prior to, at or after the Closing;

(f) any Liability for claims or other Legal Proceedings of, or Liens imposed on the Transferred Assets or any other assets of Purchaser by, creditors of the Seller or its Affiliates or any other Person arising as a result of the Contemplated Transactions, whether arising prior to, at or after the Closing;

(g) any Liabilities arising out of, in respect of or in connection with the failure by the Seller or any of its Affiliates to comply, in any respect, with its certificate of incorporation, bylaws or other governing documents, in each case as amended or restated, or any Legal Requirement or Order, including in connection with or on or prior to the Closing, or any Legal Requirement related thereto;

(h) any Liabilities related to infringement of third-party intellectual property rights prior to the Closing;

(i) any Liabilities for any current or former officer, retiree, employee, independent contractor, consultant, agent, director or manager of the Seller or any its Subsidiaries, including any Liabilities arising from or relating to the employment or engagement by the Seller or any of its Subsidiaries of any such persons, or the termination of employment or service of any such persons or any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(j) any Liabilities under (i) any Contracts that are not Transferred Contracts, (ii) Transferred Contracts to the extent arising prior to the applicable Closing Date or (iii) any Contracts (A) which are not validly and effectively assigned to Purchaser pursuant to this Agreement, or (B) to the extent such Liabilities arise out of or relate to a breach by the Seller of such Contracts prior to the Closing;

(k) any Liabilities of the Seller or its Affiliates arising or incurred in connection with the performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby;

(l) any Liabilities related to matters set forth on Schedule 4; and

(m) any Transaction Expenses.

Section 2.5 Consideration for the Transferred Assets.

(a) Purchase Price. Subject to the terms and conditions of this Agreement and subject to adjustment in accordance with the terms of this Agreement (including Section 2.8 and Article 10), the aggregate purchase price payable by or on behalf of Purchaser for the sale, transfer, and delivery of the Transferred Assets shall consist of: (x) the assumption by Purchaser of the Assumed Liabilities and (y) a one-time cash payment of Eighty-Seven Million Five Hundred Thousand Dollars ($87,500,000) (the “Purchase Price”). The Purchase Price less the Indebtedness Pay-off Amount (the “Closing Payment”) shall

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be paid by Purchaser at the Closing by wire transfer in immediately available funds to a bank account designated in writing by the Seller no later than [***] Business Days prior to the Closing Date.

(b) Closing; Other Payments and Actions. The consummation of the Contemplated Transactions (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures, no later than the [***] Business Day following the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 (other than those conditions set forth in Article 7 and Article 8 that are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time, or date as Purchaser and the Seller may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”. The Closing will be deemed to occur at 11:59:59 PM Eastern Time on the Closing Date.

(c) At the Closing:

(i) the Seller shall (A) subject to Section 2.1 and Section 2.3, transfer to Purchaser the Transferred Assets, free and clear of all Liens, and Assumed Liabilities; and (B) deliver to Purchaser each deliverable set forth in Section 7.5, in each case, other than those Transferred Assets and deliverables that by their nature or pursuant to the terms of this Agreement, the Separation Services Agreement and the Data Transition Plan, are to be delivered after the Closing or are not in the Seller’s possession or Control as of the Closing Date, which such Transferred Assets shall be delivered promptly after the Closing Date, and in no event longer than [***] months thereafter (subject to reasonable extension with the consent of Purchaser, not to be unreasonably withheld, conditioned or delayed); and

(ii) Purchaser shall (A) subject to Section 2.8, pay or cause to be paid to the Seller an amount equal to the Closing Payment, in cash, by wire transfer of immediately available funds to the account designated by the Seller in writing no later than [***] Business Days prior to the Closing; (B) the payees set forth in the Debt Payoff Letters the applicable Indebtedness Pay-off Amount; and (C) deliver to the Seller each deliverable set forth in Section 8.3.

Section 2.6 Restricted Assets. Notwithstanding any other provision in this Agreement to the contrary, no asset, claim, right or benefit, the assignment or transfer of which is otherwise contemplated by this Agreement (or any Transaction Document), other than any Shared Contracts or any rights or benefits to be assigned or transferred to Purchaser thereunder, which are addressed in Section 6.9, shall be assigned or transferred if such assignment or transfer (or attempt to make such an assignment or transfer) without the consent or approval of a third party would constitute a breach, violation or other contravention of the rights of such third party (such assets, claims, rights or benefits being collectively referred to herein as “Restricted Assets”) until such consent or approval is obtained, at which time such Restricted Asset shall be automatically assigned or transferred. The Seller shall be solely responsible for and shall pay any and all costs and fees associated with obtaining such consent or approval. If any such consent or approval is not obtained prior to the Closing, then until the earliest date when (a) such consent or approval is obtained, (b) the earlier termination or expiration of the then-current term of such Restricted Asset and (c) [***] months following the Closing Date: (i) the Seller shall, beginning on the Closing Date (x) upon request of Purchaser, continue to use its commercially reasonable efforts to coordinate with Purchaser in attempting to obtain any such consent or approval and (y) endeavor to provide Purchaser with the benefits under each Restricted Asset as if such Restricted Asset had been assigned to Purchaser (including by means of any licensing, operating, subcontracting, sublicensing or subleasing arrangement), if the same is permitted under the

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applicable Restricted Asset and (ii) for the avoidance of doubt, Purchaser shall pay, perform or otherwise discharge all of the covenants and obligations of the Seller pursuant to each such Restricted Asset (in accordance with the respective terms and subject to the respective conditions thereof); provided, however, that Purchaser shall use its commercially reasonable efforts to assist and cooperate with the Seller in connection therewith; and, provided, further, that none of Seller or any its Affiliates shall be required to pay money to any Third Party (unless such amounts are agreed to be reimbursed by Purchaser), commence any litigation or offer or grant any material accommodation (financial or otherwise) to any Third Party in connection with such efforts.

Section 2.7 Wrong Pockets. Subject to Section 2.6, if any Transferred Asset or Assumed Liability remains vested in the Seller or any of its Affiliates following the Closing, the Seller shall (or shall cause its applicable Affiliate to) transfer such Transferred Asset or Assumed Liability as soon as reasonably practicable to Purchaser or its designee for no additional consideration. The Seller shall notify Purchaser as soon as reasonably practicable upon becoming aware that there are any Transferred Assets or Assumed Liabilities in its possession or control or that of any Affiliate of the Seller. If any Excluded Asset or Excluded Liability is vested in Purchaser or any of its Affiliates following the Closing, Purchaser shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset or Excluded Liability as soon as reasonably practicable to the Seller or its designee for no consideration. Purchaser shall notify the Seller as soon as reasonably practicable upon becoming aware that there are any Excluded Assets or Excluded Liabilities in its possession or control.

Section 2.8 Withholding.

(a) In the event any payments to be made to the Seller or its Affiliates under this Agreement are subject to withholding tax under Legal Requirements, including extra-territorial taxation, or if it is unclear whether the Legal Requirements, including extra-territorial taxation, are met, Purchaser or its Affiliates shall be authorized to deduct any such withholding tax from any payment hereunder, and shall pay all such amounts that have been withheld or deducted to the relevant tax authority, so that only the correspondingly reduced amount of payments (i.e. the full amount payable less withholding tax) is paid out to the Seller. Purchaser shall use reasonable efforts to provide written notice of the intention to withhold at least [***] days prior to any such withholding and shall provide the Seller with proof of the withholding tax payment. For the avoidance of doubt: the term withholding tax does not cover Swiss VAT (including Swiss input VAT).

(b) The Seller and Purchaser shall make all commercially reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including but not limited to the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief under any Legal Requirement, a treaty relief based on a tax treaty will only be taken into account if the Seller submits any exemption certificate requested by Purchaser to Purchaser in accordance with Legal Requirements on or prior to the time of the payment to the Seller.

(c) If no withholding tax deduction has been made on the payments to the Seller or its Affiliates under this Agreement, but tax authorities subsequently take the position that a withholding tax deduction should have been made, including extra-territorial taxation, the Seller shall provide, at its own expense, all reasonable support to Purchaser to obtain relief or reduction of withholding under the applicable laws and tax treaties, including but not limited to the submission or issuance of requisite forms and information, and the Parties will bear such liability (reimburse one another as necessary) in a manner consistent with that which would have resulted had the tax been originally withheld. Any refunds of

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withholding taxes that are granted to the Seller by the competent tax authority and which would cause the Seller to receive payments in excess of that which Purchaser would owe under this Agreement, including related interest, shall be paid to Purchaser by the Seller.

Section 2.9 Allocation of the Purchase Price. Within [***] days following the Closing Date, Purchaser shall prepare and deliver to the Seller an allocation schedule (the “Allocation Schedule”) allocating the Purchase Price plus the amount of any Assumed Liabilities (as determined for United States federal income tax purposes as of the Closing) among the Transferred Assets. The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder, and as set forth on Schedule 1. Within [***] days of its receipt of such Allocation Schedule, the Seller shall notify Purchaser in writing whether it has any objection to such Allocation Schedule and, if it has any objection, it shall specify the nature and grounds for such objection with particularity; provided, however, no objection shall be raised or considered that is contrary to the Parties’ agreement set forth on Schedule 1. Purchaser and the Seller shall, during the [***] day period following such delivery, negotiate in good faith to resolve any disputes with respect to the Allocation Schedule. Thereafter, if the Seller and Purchaser are unable to resolve any such dispute with respect to the Allocation Schedule within a [***] day period after the delivery of the Allocation Schedule to the Seller, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Purchaser and the Seller, and shall provide the Seller and Purchaser with a copy of the final Allocation Schedule (the “Final Allocation Schedule”). The fees and expenses of such accounting firm shall be borne equally by Purchaser and the Seller. Notwithstanding anything to the contrary herein, should the parties be unable to agree to the appointment of an impartial nationally recognized firm of independent certified public accountants within [***] days after the parties determine that the Allocation Schedule is disputed, either in whole or in part, Purchaser shall select an accounting firm from Schedule 8 and such firm shall be appointed to resolve the dispute provided no conflict exists for either party at the time of appointment of the hiring of such firm. The Parties shall act in accordance with the computations and allocations contained in the Final Allocation Schedule and not take any position inconsistent therewith, including with respect to any Tax Return filings (including, without limitation, IRS Form 8594) or with respect to any prosecution, defense, or conduct of any pending or threatened Tax contest, unless otherwise required to do so in connection with a final determination within the meaning of Section 1313 of the Code or a comparable provision of state, local or non-U.S. law, and after which prompt notice thereof shall be given to the other Parties. If the Purchase Price is adjusted pursuant to the terms of this Agreement, Purchaser shall adjust the Final Allocation Schedule to reflect such adjustment in Purchase Price in accordance with this Section 2.9 and provide the Seller with a copy thereof.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER AND THE Cystinosis BUSINESS

Except as specifically set forth in the corresponding Section of the Disclosure Schedule, the Seller hereby represents and warrants to Purchaser that the following statements contained in this Article 3 are true and correct:

Section 3.1 Organizational Matters; Authority.

(a) The Seller (i) is a corporation that is duly organized, validly existing and in good standing under the law of the State of Delaware, (ii) has corporate power and authority to own, lease and operate its properties and assets, including the Transferred Assets, and to conduct its business, including

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the Cystinosis Business, as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Authority. The Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. This Agreement has been, and each other Transaction Document has been or will be, duly executed and delivered by the Seller and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is a party by the Seller, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of the Seller and its stockholders and its board of directors, and no other corporate action or approval on the part of the Seller or the stockholders of the Seller is necessary to authorize the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Seller or to consummate any of the Contemplated Transactions. The Transferred Assets do not constitute and at Closing will not constitute substantially all of the assets of the Seller.

(c) Organizational Documents. The Seller has made available to Purchaser (or, in the case of any amendments made after the date hereof, included as an exhibit to the Seller SEC Documents and made publicly available on the SEC EDGAR database) complete and correct copies of the Charter Documents of the Seller and each Subsidiary of the Seller, including all amendments thereto, and each as so made available is in full force and effect (collectively, “Seller Organizational Documents”). The Seller is not in violation of any of the provisions of the Seller Certificate of Incorporation or the Seller Bylaws and will not be in violation of any of the provisions of the Seller Certificate of Incorporation or the Seller Bylaws, as the Seller Certificate of Incorporation and the Seller Bylaws may be amended (subject to Section 5.2) between the date hereof and the Closing Date.

Section 3.2 Non-Contravention and Consents. Except as set forth on Section 3.2 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents by the Seller, do not, and the consummation of the Contemplated Transactions by the Seller and the performance of this Agreement and the other Transaction Documents to which Seller is a party by the Seller will not: (i) cause a violation of any of the provisions of the Charter Documents of the Seller; (ii) cause a violation by the Seller of any Legal Requirement applicable to the Seller or the Cystinosis Business; or (iii) require any Consent under, violate or cause a breach or default under, or give rise to a right of termination, cancelation, acceleration, modification, first offer or first refusal or any person to receive a payment under, or loss of a benefit to the Seller under, or result in the imposition or creation of any Lien on (A) any Transferred Contract, Shared Contract or Transferred Asset or (B) any Permit that pertains to the Cystinosis Business. The Seller is not required to make any filing with or to obtain any Consent or Permit from or provide any notice to any Governmental Entity in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the Seller or the consummation by the Seller of the Contemplated Transactions. For purposes of this Agreement, including this Section 3.2 and Section 6.1, a Consent or Permit shall be deemed “required” to be obtained, a notice shall be deemed “required” to be given and a filing or declaration shall be deemed “required” to be made if (A) set forth on Section 3.2 of

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the Disclosure Schedule and/or (B) the failure to obtain such Consent or Permit, give such notice or make such filing or declaration could result in the Seller or the Cystinosis Business: (i) becoming subject to any material Liability; (ii) being required to make any material payment, issue any Equity Interests or deliver anything of value; or (iii) losing or forgoing any material right or benefit.

Section 3.3 Financial Statements.

(a) The financial statements (including any related notes and schedules) contained or incorporated by reference in the documents the Seller has filed with the SEC since January 1, 2021: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of the Seller as of the respective dates thereof and the consolidated results of operations and cash flows of the Seller for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments that are not individually or in the aggregate material). No financial statements of any Person other than the Seller are required by GAAP to be included in the consolidated financial statements of the Seller.

(b) The Seller maintains, and since January 1, 2021 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Seller that could have a material effect on the Seller’s financial statements. Since January 1, 2021, neither the Seller nor the Seller’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Seller, which is reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of the Seller who have a significant role in the Seller’s internal control over financial reporting.

(c) The Seller does not have any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) with respect to the Cystinosis Business, except for: (i) liabilities or obligations specifically disclosed and adequately reserved against in the Most Recent Balance Sheet (including any related notes); (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet and are not material in amount or significance; (iii) Liabilities to perform that relate solely to the period following the Closing under Contracts entered into by the Seller that have been made available to Purchaser or been entered into in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of any Legal Requirement, or that relates to any lawsuit or other Legal Proceeding); and (iv) Liabilities incurred in connection with the Contemplated Transactions.

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Section 3.4 Solvency.

(a) The Seller: (i) owns and will own assets the fair saleable value of which are: (A) greater than the total amount of its liabilities (including contingent liabilities); and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due; and (iv) the Seller is “solvent” within the meaning given that term and similar terms under applicable Legal Requirements relating to fraudulent transfers and conveyances;

(b) The Seller (i) has not entered into this Agreement or the other Transaction Documents or any related transactions with the actual intent to hinder, delay or defraud any creditor or obligee and (ii) has received and will, in the performance of this Agreement and the other Transaction Documents, continue to receive, reasonably equivalent value in exchange for its obligations and the transactions contemplated hereunder;

(c) No petition in bankruptcy has been filed by or against the Seller or any Affiliate in the last seven (7) years, and neither the Seller nor any Affiliate in the last seven (7) years has made an assignment for the benefit of creditors or taken advantage of any other insolvency laws or proceedings affecting the rights of creditors; and

(d) Neither the Seller nor any of its Affiliates are contemplating either the filing of a petition or proceeding by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of the Seller’s assets, other than the sale of the Transferred Assets to Purchaser pursuant to this Agreement, and the Seller has no knowledge of any Person contemplating the filing of any such petition or proceeding against the Seller or its Affiliates.

Section 3.5 Absence of Certain Changes.

(a) Since the date of the Most Recent Balance Sheet through the date hereof, (i) except for discussions, negotiations and activities related to this Agreement, the Seller has conducted the Cystinosis Business in all material respects in the ordinary course consistent with past practice, and (ii) there has not been any action taken by the Seller that, if taken during the period between the execution of this Agreement and the Closing Date without Purchaser’s consent, would constitute a breach of Section 5.2.

(b) Since the date of the Most Recent Balance Sheet, there has not been any Material Adverse Effect.

Section 3.6 Litigation.

(a) There are no, and since January 1, 2021 there have not been any, Legal Proceedings pending (or, to the Knowledge of the Seller, threatened) against the Seller (or its properties or assets) or, to the Knowledge of the Seller, against any current or former director, officer or employee of the Seller in such individual’s capacity as such, in each case (x) that are, or would reasonably be expected to be, individually or in the aggregate, material to the Seller or (y) in any way affecting or arising out of the operation of the Cystinosis Business or involving any of the Transferred Assets or Licensed IP.

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(b) The Seller is not, and since January 1, 2021 has not been, subject to any outstanding Order, and to the Knowledge of the Seller, no Order is, and since January 1, 2021 no Order has been, threatened to be imposed on the Seller, in each case that would be applicable to any operation of the Cystinosis Business or the Transferred Assets or Licensed IP.

(c) There is no, and since January 1, 2021 there has not been any, investigation by any Governmental Entity pending or, to the Knowledge of the Seller, threatened with respect to the Seller, except for an investigation (x) that in no way affecting or arising out of any operation of the Cystinosis Business or involve any Transferred Asset or Licensed IP and (y) is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Seller.

Section 3.7 Taxes.

(a) The Seller has timely filed, with the appropriate Governmental Entities all income and other material Tax Returns for taxable periods ending on or prior to the Closing Date that are required to be filed by them with respect to the Transferred Assets, Licensed IP and Cystinosis Business and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by or with respect to the Transferred Assets, Licensed IP and Cystinosis Business have been timely paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. The Seller currently is not the beneficiary of any extension of time within which to file any income or other material Tax Return with respect to the Transferred Assets, Licensed IP and Cystinosis Business, other than customary extensions that have been obtained consistent with past practice except as otherwise required by applicable law. There are no Liens on any Transferred Asset or Licensed IP that arose in connection with any failure (or alleged failure) to pay any Tax (other than any Tax not yet due and payable).

(b) Except as would not be material to the Seller, the Seller has, with respect to the Transferred Assets, Licensed IP and Cystinosis Business: (i) complied with all applicable Legal Requirements relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the time and in the manner prescribed by applicable Legal Requirements, paid over to the proper Governmental Entity (or is properly holding for such timely payment) all amounts required to be so withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly charged, collected and remitted sales, value added, and similar Taxes with respect to sales made to, purchases made by, or supplies to any Person; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

(c) There is no dispute or Legal Proceeding concerning any income or other material Tax liability pending or, to the Knowledge of the Seller, threatened by any Governmental Entity against, or with respect to, the Transferred Assets, Licensed IP and Cystinosis Business that remains unpaid, and the Seller has not received written notice of any threatened audits, examinations or investigations relating to any income or other material Taxes relating to the Transferred Assets, Licensed IP and Cystinosis Business.

(d) The Seller has not waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency that is in effect as of the date hereof, in each case with respect to the Transferred Assets, Licensed IP and Cystinosis Business.

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(e) The Seller is not a beneficiary of any Tax exemption, Tax holiday or other Tax incentive that would terminate or be subject to recapture or claw back by reason of the Contemplated Transactions with respect to the Transferred Assets, Licensed IP and Cystinosis Business.

(f) The Seller has not entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(g) There are no agreements relating to the allocating or sharing of Taxes, including Tax indemnity agreements, to which the Seller is a party with respect to the Transferred Assets, Licensed IP and Cystinosis Business and there are no such agreements for which the Transferred Assets and the Cystinosis Business are otherwise subject to that would continue enforce after the Closing Date.

(h) The Seller has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which the Seller may be subject, including any combined or unitary Tax group, other than the affiliated group of which the Seller is the common parent. The Seller has no liability for the Taxes of any Person (other than the Seller) under Treasury Regulations Section 1.1502-6 (or any similar Legal Requirement) as a transferee or successor, or by contract.

(i) The Seller is not subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the Knowledge of the Seller, otherwise. As of the date hereof, no claim has been made by a Governmental Entity in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) There are no prepaid amounts or deferred revenue accrued on or prior to the Closing Date that will be required to be recognized after the Closing Date with respect to the Transferred Assets, Licensed IP and Cystinosis Business.

(k) The Seller has not requested or received a ruling from any Governmental Entity or signed any binding agreement with any Governmental Entity that would reasonably be expected to affect the amount of Tax due with respect to the Transferred Assets, Licensed IP and Cystinosis Business after the Closing Date.

(l) The Seller has not taken advantage of any Tax-related relief provisions with respect to the Transferred Assets and Cystinosis Business, including payroll Tax deferrals or carrybacks of net operating losses, related to COVID-19 for Tax purposes, whether federal, state, local or foreign, including the CARES Act.

(m) All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by the Seller in a manner for which there is substantial authority or for which such items were adequately disclosed on the Tax Returns of the Seller as required in accordance with Section 6662(d)(2)(B) of the Code.

(n) As related to the Transferred Assets, Licensed IP and/or the Cystinosis Business, the Seller is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or Contract (in each case, other than customary provisions in agreements entered into in the

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ordinary course of business, the principal purpose of which is not related to Taxes) which could be treated as a partnership for U.S. federal income Tax (or any similar state, local or foreign Legal Requirement).

(o) None of the Transferred Assets or Cystinosis Business are treated or could be treated as interests in a passive foreign investment company (as defined in Section 1297 of the Code).

(p) None of the Transferred Assets or Licensed IP is tax-exempt use property within the meaning of Section 168(h) of the Code.

(q) This Section 3.7 and Section 3.15 contain the only representations and warranties by the Seller with respect to Taxes in this Agreement.

Section 3.8 Property and Assets.

(a) Sufficiency of Assets. Except as set forth on Section 3.8(a) of the Disclosure Schedule, the Transferred Assets, together with the services contemplated by the Separation Services Agreement, the Data Transition Plan, the Licensed IP and the Consents listed on Schedule 2 constitute all of the properties, assets and rights used in or necessary and sufficient to conduct and operate the Cystinosis Business in the ordinary course consistent with past practice after the Closing, in all material respects, in the manner conducted and proposed to be conducted by the Seller immediately prior to the Closing and in accordance with applicable Legal Requirements. This Section 3.8(a) is not, and shall not be construed as, a representation or warranty regarding non-infringement or misappropriation by the Seller of the Intellectual Property of other Persons (which representation and warranty is provided in Section 3.9(e)).

(b) The Seller (and not its Affiliates) has sole and exclusive, good, valid, and marketable title to, or a valid leasehold interest in or valid and enforceable right to use, practice, and exploit all such properties, assets and rights included in the Transferred Assets, and at Closing, Purchaser will acquire good, valid and marketable title to such properties, assets and rights included in the Transferred Assets. No such properties, assets or rights are subject to any Lien, other than Permitted Liens. The Seller and its applicable Affiliates each has the authority and right to, and at the Closing, shall, sell, assign, transfer and deliver to Purchaser title to the Transferred Assets free and clear of all Liens, other than Permitted Liens. No other Person holds any assets or properties that would be a Transferred Asset if held by the Seller. The last sentence of this Section 3.8(b) is not, and shall not be construed as, a representation or warranty regarding non-infringement or misappropriation by the Seller of the Intellectual Property of other Persons (which representation is provided in Section 3.9(e)).

(c) The Transferred Assets are (to the extent applicable) in good operating condition (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, and none of such tangible Transferred Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(d) Leased Real Property. The Seller does not own, and has never owned, any real property. Section 3.8(d) of the Disclosure Schedule sets forth: (i) all leases, subleases, and occupancy agreements, together with all amendments and modifications thereto, pursuant to which any real property at which the Cystinosis Business is operated is leased by the Seller (each such lease, sublease, or occupancy agreement being referred to as a “Real Property Lease” and any such real property leased by the Seller being referred to as a “Leased Real Property”); and (ii) the address of each Leased Real Property and any security deposit, guaranty, or letter of credit provided to the landlord under the related Real Property Lease. The Seller has a valid leasehold interest in each Leased Real Property. Each building, structure, fixture, and

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other improvement located on any Leased Real Property is (A) in good operating condition and repair, (B) free of any material defect, and (C) adequate for use in the operation of the Cystinosis Business, as currently conducted at such Leased Real Property, by the Seller. With respect to each Real Property Lease, the tenant thereunder enjoys peaceful, exclusive, and undisturbed use and possession in all material respects of the demised premises thereunder. The Seller has not subleased or otherwise granted to any Person the right to use or occupy any Leased Real Property.

Section 3.9 Intellectual Property and Related Matters.

(a) Section 3.9(a) of the Disclosure Schedule contains a true and complete list of all Patents, Marks and Copyrights included in the Business Intellectual Property that are (x) Business Owned Intellectual Property or (y) Business Licensed Intellectual Property, and in either of case x or y, issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, with each such registration or application designated therein as Transferred IP as applicable, and for Business Licensed Intellectual Property, designated as exclusive or non-exclusive (such registrations and applications, the “Company Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration (or for domain names, the registrar), (ii) the application or registration number, (iii) the date of filing, or issuance or registration (and for domain names, the expiration date), and (iv) the record owner or owners, for each such item. Each item of Company Registered IP that is not a Patent is subsisting, valid and enforceable, and each item of Company Registered IP that is a Patent is subsisting and, to the Knowledge of the Seller, valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Company Registered IP that are currently due have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Entity or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items. All assignments of Company Registered IP have been recorded with such relevant Governmental Entity or other office or agency. Notwithstanding anything to the contrary, the representations and warranties in this Section 3.9(a) with respect to Business Licensed Intellectual Property that is not Exclusively Licensed Intellectual Property shall be to the Knowledge of the Seller.

(b) No interference, opposition, reissue, reexamination, inter partes or post grant review, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or, to the Knowledge of the Seller, threatened regarding any Business Owned Intellectual Property or Exclusively Licensed Intellectual Property or, to the Knowledge of the Seller, any other Business Licensed Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any such Business Intellectual Property.

(c) All founders, Key Employees and any other employees, contractors, consultants or other personnel involved in the development of material Business Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such personnel’s interest in such Business Owned Intellectual Property with the Seller pursuant to which both (i) the Seller has obtained ownership of and is the exclusive owner of all right, title and interest in and to such Business Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Business Intellectual Property. To the Knowledge of the Seller, no such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Business Owned Intellectual Property.

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(d) Section 3.9(d) of the Disclosure Schedule contains a true and complete list of (i) all material Seller Inbound Licenses, other than OTS Software Agreements; and (ii) all Seller Outbound Licenses, other than limited, non-exclusive licenses granted by the Seller to a service provider or consultant solely for the purpose of providing applicable services to, or on behalf of, the Seller, in each case, in the ordinary course of business consistent with past practice. All of the Seller Exclusive Inbound Licenses are (A) valid and binding on the Seller, and, to the Knowledge of the Seller, each other party thereto, and (B) in full force and effect and enforceable against the Seller and, to the Knowledge of the Seller, each other party thereto in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Legal Requirement affecting creditors’ rights generally and by general principles of equity. The Seller has not, and to the Knowledge of the Seller, none of the other parties thereto has, violated or breached any provision of any Seller Exclusive Inbound License or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of any such Contract, and no other event, circumstance or condition exists which (with or without notice, lapse of time or both) would constitute a default under the provisions of any such Contract, and the Seller has not delivered or received written notice of any of the foregoing. The Seller has not delivered or received written notice of any intent to terminate, not renew or seek renegotiation of any Seller Exclusive Inbound License. The Seller has not waived any rights under any Seller Exclusive Inbound License. The Seller has Made Available to Purchaser complete and correct copies of all Seller Inbound Licenses and Seller Outbound Licenses in effect as of the date hereof. The Business Owned Intellectual Property is solely and exclusively owned by the Seller free and clear of any Lien, other than Permitted Liens. The Exclusively Licensed Intellectual Property is solely and exclusively in-licensed by the Seller in accordance with the terms of the applicable Seller Exclusive Inbound License, free and clear of any Lien, other than Permitted Liens. The material other Business Licensed Intellectual Property is in-licensed by the Seller, free and clear of any Lien, other than Permitted Liens. Such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by the Seller on the same terms and conditions thereafter, except that (I) upon the Closing, Purchaser will acquire sole and exclusive ownership of (and good and marketable title to) all Transferred IP (provided that, with respect to any Transferred IP that is Business Licensed Intellectual Property subject to a Transferred Contract, Purchaser will acquire all of Seller’s rights in, to and under such Transferred IP pursuant to such Contract), free and clear of any Lien other than Permitted Liens, and (II) the Licensed IP shall be licensed to Purchaser by the Seller as set forth in Section 6.7, free and clear of any Lien other than Permitted Liens. The Seller owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the Cystinosis Business as currently conducted, provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement or misappropriation by the Seller of the Intellectual Property of other Persons (which representation and warranty is provided in Section 3.9(e)). No Affiliate of the Seller, or current or former director, officer, employee or contractor of, or consultant to, the Seller or any Affiliate of the Seller owns or has any claim, right (whether or not currently exercisable) or interest (or, to the Knowledge of the Seller, has alleged that they own or have any such claim, right or interest) to or in any (x) Business Intellectual Property, or (y) other Intellectual Property necessary for the Cystinosis Business as currently conducted. No other Person holds any Intellectual Property that would be Transferred IP or Licensed IP if held by the Seller, provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement or misappropriation by the Seller of the Intellectual Property of other Persons (which representation is provided in Section 3.9(e)).

(e) To the Knowledge of the Seller (provided that this knowledge qualifier shall apply solely to infringement of Patents), the operation of the Cystinosis Business as currently conducted does not

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infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, and, to the Knowledge of the Seller, the further research, development, manufacturing and commercialization of the Seller Products as currently planned by the Seller will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person. The Seller has not, nor, to the Knowledge of the Seller, has any of the licensors of the Seller, received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. No Legal Proceeding has been asserted, is pending or, to the Knowledge of the Seller, has been threatened, against the Seller or, to the Knowledge of the Seller, such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f) None of the Seller, Business Owned Intellectual Property, Exclusively Licensed Intellectual Property, or, to the Knowledge of the Seller, any other Business Licensed Intellectual Property is subject to any Order, and none of the Seller nor, to the Knowledge of the Seller, any of its licensors has entered into or is a party to any agreement made in settlement of any pending or threatened litigation or other Legal Proceeding, which in any case restricts, impairs or relates to the Seller’s use or other exploitation in any manner of (i) any Business Intellectual Property; or (ii) any other Intellectual Property owned by any other Person and relating to the Cystinosis Business, Transferred Assets or Licensed IP.

(g) To the Knowledge of the Seller, (i) no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any material Business Intellectual Property, and (ii) no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any infringement, misappropriation or other violation of any Business Intellectual Property.

(h) The Seller has taken commercially reasonable steps necessary to protect the Business Intellectual Property, including its right, title and interest therein and thereto. The Seller has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all material Trade Secrets and other material confidential information included in the Business Intellectual Property and, to the Knowledge of the Seller there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or confidential information.

(i) Section (A) of Section 3.9(a) of the Disclosure Schedule contains a true and complete list of any and all Business Intellectual Property that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Entity or Governmental Entity-affiliated Entity, or any university, college or other educational institution or research institute, or (ii) using any funding, facilities or personnel of any Governmental Entity or Governmental Entity-affiliated Entity, or any university, college or other educational institution or research institute (collectively, “Government-Funded IP”). The Seller and, to the Knowledge of the Seller, each of its licensors with respect to any Government-Funded IP, have complied with any and all Intellectual Property disclosure, licensing and other obligations under any applicable Contract referenced in clause (i) of the foregoing sentence. Except as set forth in Section (B) of Section 3.9(a) of the Disclosure Schedule, no Governmental Entity or Governmental Entity-affiliated Entity, or university, college or other educational institution or research institute, has any material right, title or interest (including any “march in” or co-ownership rights) in or to any Government-Funded IP. Notwithstanding anything to the contrary, the representations and warranties in this Section 3.9(i) with respect to Business Licensed Intellectual Property that is not Exclusively Licensed Intellectual Property shall be to the Knowledge of the Seller.

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(j) The Seller has the right to grant the license and other rights to Purchaser in, to and under the Licensed IP and Other Seller IP provided in Section 6.7 and Section 6.8. Following the Closing, Purchaser (A) will have and be permitted to exercise all rights that the Seller had prior to the Closing with respect to the Transferred IP to the same extent that the Seller would have had, and been able to exercise, had the Transaction Documents not been entered into and this transaction not occurred and (B) will have and be permitted to exercise all rights regarding the Transferred IP and Licensed IP, in each case, without the payment of any additional amounts or consideration, except for payments expressly due pursuant to the terms of any Seller Inbound License (for the applicable Business Intellectual Property that is Transferred IP or Licensed IP) that is a Transferred Contract or a Shared Contract.

(k) To the Knowledge of the Seller, there are no facts, circumstances, or information that would or reasonably could be expected to adversely affect, limit, restrict, impair, or impede the ability of Purchaser to use, practice, exploit, defend and enforce any of the Transferred IP, or Licensed IP as applicable, after the Closing in the same manner as currently used, practiced, exploited, defended or enforced by the Seller and planned by the Seller to be used, practiced, exploited, defended or enforced.

Section 3.10 Privacy and Data Security.

(a) IT Systems and Networks. The Seller Systems have been properly maintained, in all material respects, by technically competent personnel in accordance with standards set by the manufacturers and, at a minimum, in accordance with industry standards for similarly situated businesses at Entities comparable in size, resources and stage to the Seller, to ensure proper operation, monitoring, and use. All of the Seller Systems, including information technology systems and networks, (i) are in good repair and operating condition and (ii) do not contain any viruses or other computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to provide unauthorized access to any software or hardware. The Seller has taken all reasonable measures to secure all of the Seller Systems prior to implementation and has applied patches and updates to the Seller Systems available in accordance with industry standards adopted by similarly situated businesses. Without limitation to the foregoing, the Seller has performed penetration tests and external vulnerability scans of the Seller Systems and those tests and scans were conducted in accordance with industry standards for Entities comparable in size, resources and stage to the Seller. Each vulnerability identified by any such tests or scans has been fully remediated. There has been no failure, breakdown, or continued substandard performance of any system or network that has caused a material disruption or interruption in or to the Seller since January 1, 2018. The Seller has implemented reasonable backup and security plans, procedures, and facilities consistent with industry practice adopted by similarly situated businesses.

(b) Privacy and Data Security. Since January 1, 2021, the Seller has complied with all Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information. Since January 1, 2021, the Seller has complied in all material respects with its written and published policies concerning the privacy of Personal Information (the “Privacy Policies”). The Seller maintains commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance with Privacy Laws, and the Seller is in compliance in all material respects with such policies and procedures. There have been no breaches or material violations of any of the Seller’s security measures, or any unauthorized access, use or disclosure of any Personal Information. The Seller has not received written notice or any other communication of (a) any violation or breach, or alleged violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against the Seller by any

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Person, and there is no Legal Proceeding pending or, to Knowledge of the Seller, threatened against the Seller, alleging a violation or breach of Privacy Laws and/or Privacy Policies.

(c) Data Breach; Investigations. Since January 1, 2018, there has been no data security breach of any of the Seller Systems, or unauthorized acquisition, access, use or disclosure of any Protected Information, owned, transmitted, used, stored, received, or controlled by or on behalf of the Seller. Since January 1, 2018, the Seller has performed annual security risk assessments in accordance with industry standards and addressed and fully remediated all threats and deficiencies identified in those security risk assessments. The Seller (i) is not under investigation by any Governmental Entity for a violation of any Information Privacy and Security Laws; or (ii) has not received any written notices or audit requests from a Governmental Entity relating to any such violations.

(d) Authority. The (i) collection, storage, processing, transfer, sharing and destruction of Protected Information in connection with the Contemplated Transactions, and (ii) execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the Contemplated Transactions comply in all material respects with all applicable Information Privacy and Security Laws. Purchaser shall have at least the same rights to use, process and disclose Protected Information as used, processed, and disclosed by the Seller after Closing as the Seller had immediately prior to the Closing.

Section 3.11 Compliance; Permits; Sanctions.

(a) The Seller is and, since January 1, 2021, has been in compliance with all Legal Requirements applicable to the Seller, and, since January 1, 2021, the Seller has not received any written notice (or, to the Knowledge of the Seller, any other communication from any Governmental Entity) alleging any actual or suspected violation with respect to any applicable Legal Requirements including any applicable to the conduct or operation of the Cystinosis Business or the ownership or use of any of the Transferred Assets or Licensed IP, or been charged with any unresolved violation of any applicable Legal Requirement, including any applicable to the conduct or operation of the Cystinosis Business or the ownership or use of any of the Transferred Assets or Licensed IP, except in each case as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Seller or the Cystinosis Business.

(b) The Seller holds, and since January 1, 2021 has held, all Permits necessary for the Seller to lawfully own, lease or otherwise hold and operate its properties and assets and conduct the Cystinosis Business in the manner in which the Cystinosis Business is currently being conducted by the Seller, except where failure to hold such Permits is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Seller. The Permits held by the Seller with respect to the Cystinosis Business are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation, nonrenewal (and, to the Knowledge of the Seller, no such termination, suspension, revocation or nonrenewal has been otherwise threatened), and the Seller is in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii), as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Seller or the Cystinosis Business.

(c) To the Knowledge of the Seller, the Seller Products are being, and, since January 1, 2021, have been, developed, studied, tested, manufactured, labeled, distributed, and stored in compliance in all material respects with all applicable Legal Requirements pertaining to preclinical- and clinical-stage

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product candidates, including those requirements relating to current Good Manufacturing Practices, Good Laboratory Practices, and Good Clinical Practices, and any equivalent non-U.S. Legal Requirements, as relevant to the stage of development of each candidate and/or as required by the applicable study protocol. Neither the Seller, nor, to the Knowledge of the Seller, any Collaboration Partner has received any written notices or other correspondence from any Drug Governmental Entity or any institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or trials relating to the Cystinosis Business (i) placing (or threatening the initiation of any action to place) a clinical hold order on any such studies or trials or (ii) otherwise requiring the delay, termination or suspension of such studies or trials. Since January 1, 2021, neither the Seller nor, to the Knowledge of the Seller, any Collaboration Partner has received any Form FDA 483, warning letter, notice of violations, or other written administrative, regulatory or enforcement notice from the FDA or any other Drug Governmental Entity relating to the Seller Products. To the extent the foregoing representation and warranty is made with respect to activities conducted by Collaboration Partners (or other Entities that are not Affiliates of the Seller), such representation and warranty is made solely to the Knowledge of the Seller.

(d) The Seller has filed (or caused to be filed) with the applicable Drug Governmental Entities all required material Healthcare Submissions with respect to the Seller Products. To the Knowledge of the Seller, all such filings for the Seller Permits and Healthcare Submissions were complete and accurate in all material respects and in material compliance with applicable Legal Requirements when filed or were subsequently corrected or completed by a subsequent filing made prior to the date hereof. The Seller has made available to Purchaser true, correct and complete copies of all Healthcare Submissions filed by the Seller with respect to the Seller Products and all material correspondence with and from all Drug Governmental Entities with respect to the Seller Products, in each case since January 1, 2021, until the date hereof. No deficiencies have been asserted in writing by any applicable Drug Governmental Entity to the Seller with respect to any Healthcare Submission, except as are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Seller.

(e) The Seller has not, and, to the Knowledge of the Seller, no other Person has, with respect to the Cystinosis Business or other Seller activities (i) engaged in any conduct that is not compliant in any material respect with applicable Healthcare Laws, or (ii) altered, falsified or otherwise manipulated any data generated or used in any clinical trials or other studies in any material respect.

(f) All manufacturing and distribution of the Seller Products have been conducted in compliance with applicable Legal Requirements and binding guidance, including Good Manufacturing Practices and equivalent non-U.S. statutory and regulatory provisions. The Seller has instituted and maintained policies and procedures reasonably designed (i) to ensure the integrity of data generated in manufacturing any Seller Product and all chemistry, manufacturing, and controls data included in the Licensed IP and (ii) to encourage employees to report any compliance issues related thereto, and the Seller has made available to Purchaser copies or written summaries of any such reports related to the Cystinosis Business or the Seller Products.

(g) Since January 1, 2021, neither the Seller, nor any authorized person acting on its behalf, has (i) made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Drug Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Drug Governmental Entity or (iii) committed any act, made any statement or failed to make a statement to the FDA or any other Drug Governmental Entity, in each such case, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery,

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and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Entity to invoke any similar policy.

(h) The Seller has not, nor has any director, officer or employee of the Seller (acting in the capacity of a director, officer or employee of the Seller) or, to the Knowledge of the Seller, any representative or agent of the Seller (acting in the capacity of a representative or agent of the Seller), has been: (i) debarred under 21 U.S.C. § 335a or any similar applicable Legal Requirement; (ii) excluded under 42 U.S.C. §§ 1320a-7 or 1320a-7a or any similar applicable Legal Requirement, including persons identified on the HHS/OIG List of Excluded Individuals/Entities; (iii) suspended or otherwise declared ineligible for U.S. or non-U.S. federal, state, provincial or other healthcare program participation, including persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs; (iv) convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment, exclusion or suspension as described in the foregoing clauses (i), (ii) or (iii); (v) declared ineligible for awards of contracts by any U.S. or non-U.S. federal, state, provincial or other agency; (vi) disqualified as a clinical investigator by the FDA or any other Drug Governmental Entity; or (vii) convicted of any offense related to any U.S. or non-U.S. federal, state, provincial or other healthcare program.

(i) The Seller is not a party to or nor has any ongoing reporting obligations pursuant to or under any order by any applicable Governmental Entity (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or other similar agreements) and, to the Knowledge of the Seller, no such order is currently proposed or pending. Neither the Seller, nor any director, officer or employee of the Seller (acting in the capacity of a director, officer or employee of the Seller) or to the Knowledge of Seller, any representative or agent of the Seller (acting in the capacity of a representative or agent of the Seller), is subject to any investigation by any Governmental Entity or enforcement, regulatory or administrative proceeding relating to or arising under any other Healthcare Law, and, to the Knowledge of the Seller, no such investigation or enforcement, regulatory or administrative proceeding has been threatened.

(j) The Seller has made available to Purchaser complete and accurate copies of (i) each Seller Product CSA and all material correspondence relating to clinical trial applications submitted to the FDA or any other Drug Governmental Entity by or on behalf of the Seller, including any supplements or amendments thereto, relating to any Seller Product, (ii) all final preclinical study and clinical trial results or reports relating to any Seller Product in the possession of the Seller, (iii) all documents in the possession of the Seller related to inspections by any Drug Governmental Entity, in each case relating to any Seller Product, (iv) all material information relating to adverse drug experiences, events or reactions or other safety information obtained or otherwise received by the Seller relating to any Seller Product, and (v) all material manufacturing and analytical reports, clinical study reports, clinical trial databases, clinical trial master files, and statistical programs for ongoing and completed clinical trials and studies in the possession of the Seller or, to the Knowledge of the Seller, in a Collaboration Partner’s possession, relating to the Seller Products. The Seller has a complete documentary record of all documents described in clauses (i) though (vi) of this section, except as have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Seller.

(k) Sanctions and Related Matters.

(i) None of the Seller, or any of its directors, managers, officers, employees, partners, shareholders or, to the Knowledge of the Seller, any other Person acting on behalf

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of any of them, is (A) a Sanctioned Person, (B) organized, resident or located in a Sanctioned Country, (C) engaged in any unlawful dealings with any Sanctioned Person or in any Sanctioned Country, or (D) otherwise in violation of Sanctions Laws.

(ii) The Seller complied with and taken appropriate steps to enforce customary “know-your-customer” and anti-money laundering programs and reporting procedures and other policies and procedures that are reasonably designed to prevent, detect and deter violations of applicable Legal Requirements, including Sanctions Laws, Legal Requirements relating to the prevention of corruption and bribery, and Legal Requirements relating to the prohibition of money laundering, and has not received from any Governmental Entity or any other Person any notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Sanctions Laws in connection with the Cystinosis Business.

(l) Anti-Corruption and Anti-Bribery. None of the Seller, nor any of its officers, directors, employees, agents, Representatives or consultants, and no other Person associated with or acting for or on behalf of the Seller has, directly or, to the Knowledge of the Seller, indirectly, in connection with the conduct of the Cystinosis Business:

(i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Government Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (A) influencing any act or decision of such Foreign Government Official, candidate, party or campaign or any official of such party or campaign; (B) inducing such Foreign Government Official, candidate, party or campaign, or any official of such party or campaign, to do or omit to do any act in violation of a lawful duty; (C) obtaining or retaining business for or with any person; (D) expediting or securing the performance of official acts of a routine nature; or (E) otherwise securing any improper advantage;

(ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv) established or maintained any unlawful fund of corporate monies or other properties;

(v) created or caused the creation of any false or inaccurate books and records of the Seller related to any of the foregoing; or

(vi) materially violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery law or similar Legal Requirement.

Section 3.12 Brokers’ and Finders’ Fees. Except as listed on Section 3.12 of the Disclosure Schedule, the Seller has not incurred, nor shall incur, directly or indirectly, any Liability for any brokerage

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or finder’s fee, agent’s commission, or any similar charge in connection with this Agreement, any other Transaction Document or any Contemplated Transaction. Section 3.12 of the Disclosure Schedule identifies each Person who is or may become entitled to receive any fee or other amount from the Seller or any Affiliate thereof for professional or other services performed or to be performed in connection with any Contemplated Transaction.

Section 3.13 Restrictions on Business Activities. Except as listed on Section 3.13 of the Disclosure Schedule, there is no Transferred Contract pursuant to which Purchaser or any Affiliate of Purchaser shall be or may become after the Closing subject to or purportedly subject to any restriction or purported restriction on selling, licensing, or otherwise commercializing any Business Intellectual Property or any Seller Product.

Section 3.14 Employment Matters.

(a) The Seller is not, nor has it at any time been bound by any labor, collective bargaining or similar agreements or arrangements with a labor union binding on the Seller with respect to any Seller Associate. There is no labor strike, slow down, work stoppage, picketing, lockout, walkout, or other organized work interruption pending or, to the Knowledge of the Seller, threatened against the Seller, and the Seller has not experienced any such organizing or organized work interruption in five (5) years prior to the date hereof. In the five (5) years prior to the date hereof, there have been no labor unions, works councils or other organizations representing or purporting to represent any Seller Associate and, to the Knowledge of the Seller, no organizational efforts, such as union organization campaigns or labor organization certifications, with respect to the formation of a new collective bargaining unit are in progress or threatened with respect to, any Seller Associate. No petition has been filed nor has any proceeding been instituted with the National Labor Relations Board or similar Governmental Entity by any union or labor organization seeking recognition as the bargaining representative of any group of Seller Associates, and no grievance, unfair labor practice charge or complaint, or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Seller is pending or threatened. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for Purchaser to enter into this Agreement or the other Transaction Documents or to consummate any of the Contemplated Transactions.

(b) None of the Key Employees has provided informal or formal notice of termination.

(c) The Seller has not, in the three (3) years prior to the date hereof, received a written notice, citation, complaint or charge asserting any violation or Liability under the federal Occupational Safety and Health Act of 1970 or any similar Legal Requirement regulating employee health and safety.

(d) The Seller has properly classified all Seller Associates as either employees or independent contractors, as the case may be, and as exempt or non-exempt, as the case may be, for all purposes under the Fair Labor Standards Act and any similar Legal Requirement (including for purposes of the Seller Benefit Plans). The Seller maintains accurate and complete records of all hours worked by each Seller Associate eligible for overtime compensation and compensates all Seller Associates in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions in which such Seller Associate works. No Seller independent contractor or consultant is eligible to participate in any Seller Benefit Plan.

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(e) The Seller is and during three (3) years prior to the date hereof has been in material compliance with all applicable labor and employment-related Legal Requirements pertaining to Seller Associates, employment matters, employment practices, hiring and termination of employment or engagement, including: (i) the payment of wages (including overtime and meal and rest breaks); (ii) equal employment practices; (iii) labor; (iv) terms and conditions of employment; (v) collective bargaining; (vi) occupational safety and health requirements; (vii) plant closings, including hiring and termination of employees; (viii) pay equity; (ix) worker classification (including the classification of its employees as exempt or nonexempt); (x) employee privacy; (xi) employment records and files; including personnel files; (xii) employment discrimination, harassment, or retaliation; (xiii) employee disability rights or benefits; (xiv) equal employment opportunity and civil rights, including affirmative action; (xv) labor relations, including fair labor practices; (xvi) employee leave issues, including paid sick leave; (xvii) workers’ compensation and unemployment insurance; and (xviii) pay transparency laws. In the three (3) years prior to the date hereof, there have been no Legal Proceedings pending, or, to the Knowledge of the Seller, threatened against or otherwise affecting or involving the Seller or any of its properties or rights, or against any of its officers, directors or managers (x) by any Seller Associate or (y) by any Governmental Entity in connection with the employment of any such Seller Associate, including relating to wages and hours, overtime, leave of absence, vacation, break and meal periods, plant closing notifications, employment statutes or regulations, employee privacy rights, labor disputes, long-term-disability policies, retaliation, wrongful discharge, constructive dismissal, harassment, reasonable accommodations, immigration, discrimination matters involving any Seller Associate, including unfair labor practices, unlawful retaliation, discrimination or harassment complaints, in each case that is or would reasonably be expected to be, individually or in the aggregate, material to the Seller. To the Knowledge of the Seller, there are no threats, charges, investigations, administrative proceedings or complaints of discrimination, harassment or retaliation (including, but not limited to, discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor or the U.S. Occupational Health and Safety Administration against the Seller.

(f) In the three (3) years prior to the date hereof, the Seller has not effectuated: (i) a “plant closing” (as defined in the U.S. Worker’s Adjustment and Retraining Notification Act (the “WARN Act”), or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Person; (ii) a “mass layoff” (as defined in the WARN Act, or any similar labor or employment-related Legal Requirement) affecting any site of employment or facility of such Person, nor has the Seller announced any such action or program for the future; or (iii) any other triggering event under the WARN Act, or any similar foreign, state, or local Legal Requirement.

(g) No allegation, complaint, charge, or claim, whether formal or informal, of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination, or similar behavior (a “Misconduct Allegation”) has been made against any Person who is or was an officer, director, manager or supervisory-level employee of the Seller in such Person’s capacity as such, or in any such capacity in the four (4) years prior to the date hereof. In the four (4) years prior to the date hereof, the Seller has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating directly or indirectly to any Misconduct Allegation against the Seller, or any Person who is or was an officer, director, manager or supervisory-level employee of the Seller.

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(h) No Seller Associate has, in violation of any Legal Requirement, used, disclosed, or proposed to use or disclose, in connection with such Seller Associate’s service to the Seller or any of its Subsidiaries, any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or received confidential or trade secret information.

(i) All Seller Associates are and in the three (3) years prior to the date hereof were lawfully entitled to work for the Seller or otherwise provide services for or to the Seller with appropriate visa, permit and consent (as applicable) and without restriction of any visa, permit, export license or consent being required.

(j) The Seller complies with all applicable labor and employment-related Legal Requirements with respect to COVID-19 and has taken commercially reasonable steps to protect Seller Associates in the workplace with respect to COVID-19 and has not received any written notice asserting any material employment-related liability with respect to COVID-19.

Section 3.15 Seller Benefit Plans.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a correct and complete list of each material Seller Benefit Plan. The Seller has made available to Purchaser, with respect to each material Seller Benefit Plan, accurate and complete copies (as applicable) of: (i) the most recent summary plan description (and any summaries of material modifications thereto) or, if none, other summary of the material terms of such Seller Benefit Plan; and (ii) the most recent determination letter or opinion letter issued by the IRS or the United States Department of Labor.

(b) Neither the Seller, any of its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, or has or is reasonably expected to have any direct or indirect Liability with respect to, any, and no Seller Benefit Plan is a, (i) plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan whether or not subject to ERISA, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, or (v) with respect to a Seller Benefit Plan maintained primarily for the benefit of employees outside of the United States, defined benefit pension plan.

(c) Each Seller Benefit Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter that it is so qualified, or has time remaining for application to the IRS for a determination of the qualified status of such Seller Benefit Plan, and there are no circumstances that would reasonably be expected to cause the loss of such qualification.

(d) Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Seller, each Seller Benefit Plan has been operated, maintained and administered in compliance with its terms and with the requirements prescribed by applicable Legal Requirements, including ERISA and the Code.

(e) Neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the Contemplated Transactions will (either alone or together with any

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other event) (i) result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any severance, notice of termination, change of control, bonus or other payment or benefit to any Seller Associate, or (ii) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Disclosure Schedule lists each Contract relating to the Cystinosis Business or any Transferred Asset, as of the date of this Agreement (other than the Transaction Documents or Seller Benefit Plans, or any Contract included in the Excluded Assets):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) requiring or otherwise involving payment by or to the Seller of more than an aggregate of $250,000 during any fiscal year commencing with the fiscal year ending December 31, 2022 (other than any Seller Benefit Plan entered into in the ordinary course of business);

(iii) evidencing a commitment by the Seller to make a future capital expenditure in excess of $250,000 that is not terminable by the Seller upon notice of sixty (60) days or less without penalty or liability;

(iv) (A) that includes (1) any “most favored nations” terms or conditions, including with respect to pricing, (2) containing exclusivity obligations or otherwise limiting the freedom or right of the Seller to sell, distribute or manufacture any products or services for, or to purchase products or services from, another Person, or (3) any rights of first refusal, rights of first negotiation or similar obligations or restrictions, including such rights, obligations or restrictions which provide any right of first negotiation or refusal or similar right to purchase, lease, sublease, license, sublicense, use, possess or occupy any securities, assets (including Intellectual Property) or other interest of the Seller, except non-exclusive rights or licenses of Intellectual Property granted by the Seller in the ordinary course of business consistent with past practice, (B) containing any provision or covenant that limits, or purports to limit, the ability of the Seller (or that, after the Closing, would purport to limit the ability of Purchaser or any of its Affiliates) to engage in any line of business (whether generally or in any geographic area) or compete with any Person or in any line of business or geographic area, or (C) with any sole source supplier of any product or service that is material to the Cystinosis Business;

(v) relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by the Seller in excess of $250,000 (excluding loans by the Seller to wholly owned Subsidiaries in the ordinary course of business);

(vi) providing for or governing any joint venture, partnership, strategic alliance, research and development collaboration, or similar arrangement, or pertaining to the formation, creation, operation, management or control thereof;

(vii) that is (A) a material Seller Inbound License, other than OTS Software Agreements, or (B) a Seller Outbound License (other than limited, non-exclusive licenses granted by the Seller to a service provider or consultant solely for the purpose of providing

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applicable services to, or on behalf of, the Seller, in each case, in the ordinary course of business consistent with past practice);

(viii) that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of development, regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of the Seller;

(ix) that is a settlement, conciliation or similar Contract with or approved by any Governmental Entity (A) pursuant to which the Seller will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on the Seller’s conduct (other than customary confidentiality obligations);

(x) with any Governmental Entity, except for non-disclosure agreements entered into in the ordinary course of business;

(xi) that is a clinical trial agreement, clinical study agreement, clinical services agreement, clinical vendor agreement, contract manufacturing agreement, or similar agreement;

(xii) (A) that is a collective bargaining agreement or (B) with any labor organization, union or works council;

(xiii) that prohibits the payment of dividends or distributions in respect of the capital stock of the Seller, the pledging of the capital stock or other equity interests of the Seller or the issuance of any guaranty by the Seller;

(xiv) (A) with any current or former (who was employed or engaged on or after January 1, 2021) officer, director or employee of the Seller (other than indemnification agreements or employment and separation agreements entered into in the ordinary course of business) or (B) that is the type of Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act;

(xv) the Shared Contracts; or

(xvi) any other Contract material to the Cystinosis Business or related to any material Transferred Asset.

(b) Each Contract of the type described above in this Section 3.16, whether or not set forth in Section 3.16(a) of the Disclosure Schedule, and each Seller Inbound License or Seller Outbound License, is referred to herein as a “Material Contract.” Except Material Contracts that have expired or terminated by their terms, all of the Material Contracts are (i) valid and binding on the Seller, and, to the Knowledge of the Seller, each other party thereto, and (ii) in full force and effect and enforceable against the Seller and, to the Knowledge of the Seller, each other party thereto in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Legal Requirement affecting creditors’ rights generally and by general principles of equity and except where the failure of such Material Contract to be valid, binding, enforceable or in full force and effect, is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Cystinosis Business. As of the date hereof, the Seller has not, and to the Knowledge of the Seller, none of

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the other parties thereto has, materially violated or breached any provision of any Material Contract or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of any Material Contract, and no other event, circumstance or condition exists which (with or without notice, lapse of time or both) would constitute a default under the provisions of any Material Contract, except in each case for those violations, commitments, failures to act, and defaults which would not reasonably be expected to be, individually or in the aggregate, material to the Cystinosis Business and to the Knowledge of the Seller, and the Seller has not delivered or received written notice of any of the foregoing. The Seller has not delivered or received written notice of any intent to terminate, not renew or seek renegotiation of any Material Contract. The Seller has not waived any material rights under any Material Contract. The Seller has Made Available to Purchaser complete and correct copies of all Material Contracts in effect as of the date hereof.

Section 3.17 Insurance. Section 3.17 of the Disclosure Schedule sets forth a true, complete and correct list and description of all current insurance policies or binders (including policies providing fire, liability, product liability, umbrella liability, real and personal property insurance, casualty insurance, directors and officers liability insurance, professional liability insurance, errors and omissions insurance, workers’ compensation coverage, and bond and surety arrangements), with including policies by which the Cystinosis Business, any of the Transferred Assets, or the Assumed Liabilities are insured, and the Seller has Made Available to Purchaser an accurate and complete copy of each such insurance policy. The Seller and its assets and operations have been covered since January 1, 2018 by insurance in scope and amount reasonable for the operations it is, and for such period has been, engaged. Each such insurance policy is legal, valid, binding, enforceable, and in full force and effect, and all premiums payable thereon have been fully paid. Neither the Seller nor, to the Knowledge of the Seller, any other Person is in breach or default under any such insurance policy (including with respect to the payment of any premium or the giving of any notice), and, to the Knowledge of the Seller, no event has occurred and no circumstance or condition exists that, with notice or the lapse of time or both, would constitute such a breach or default under, or permit the termination or modification of, any such insurance policy. To the Knowledge of the Seller, no party to any such insurance policy has repudiated any provision thereof. The information in the application for each insurance policy was accurate and complete at the time such application was submitted, and the Seller has complied with any obligation to update the information in each such application.

Section 3.18 Transactions with Related Parties. No Related Party has or has had any interest in any material asset used in or otherwise relating to the Cystinosis Business. To the Knowledge of the Seller, no Related Party has any direct or indirect ownership interest in or relationship with: (a) any Person with which the Seller is affiliated or with which the Seller has a business relationship related to the Cystinosis Business; or (b) any Person that competes with the Cystinosis Business (other than the ownership of less than five percent (5%) of the outstanding publicly traded shares of any publicly traded company that may compete with the Seller). To the Knowledge of the Seller, no Related Party is or has been, directly or indirectly, a party to or otherwise interested in any Transferred Contract (other than Contracts providing for employment and benefit arrangements entered into in the ordinary course of business and on an arms’-length basis) or Licensed IP. No member of the board of directors (or other similar body) of the Seller has ever had a conflict of interest with respect to the Seller.

Section 3.19 Accounts and Notes Receivable and Payable. All of the accounts receivable of the Cystinosis Business arose from bona fide transactions entered into by the Cystinosis Business involving the actual sale of goods or the actual rendering of services in the ordinary course of business consistent with past practice and are payable on ordinary trade terms. None of the accounts or notes receivable of the Cystinosis Business (a) are subject to any valid set-off or counterclaim or (b) represent obligations for goods

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sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. There is no Lien on any accounts receivable of the Cystinosis Business, and no written request or agreement for deduction or discount has been made with respect to any accounts receivable of the Cystinosis Business. All accounts payable related to the rent, utilities and other services of the Cystinosis Business provided at the Leased Real Property are current within thirty (30) days of the due date.

Section 3.20 CFIUS. The Cystinosis Business does not and has not (a) produced, designed, tested, manufactured, fabricated or developed one or more critical technologies, as defined at 31 C.F.R. § 800.215, (b) performed the functions set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure, as defined at 31 C.F.R. § 800.212, or (c) maintained or collected, directly or indirectly, U.S. citizens’ sensitive personal data, as defined at 31 C.F.R. § 800.241.

Section 3.21 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the and the other Transaction Documents will not: (a) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. To the Knowledge of the Seller, there is no information or other fact that is or may become materially adverse to the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Cystinosis Business or the Seller that has not been set forth in this Agreement or in the Disclosure Schedule.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants, to and for the benefit of the Seller, that the following statements contained in this Article 4 are true and correct:

Section 4.1 Standing; Authority and Due Execution.

(a) Standing. Novartis Pharma AG is a company duly organized, validly existing, and in good standing under the Legal Requirements of Switzerland. Novartis Pharmaceuticals Corporation is corporation duly organized, validly existing, and in good standing under the Legal Requirements of Delaware.

(b) Authority. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the performance of its obligations hereunder and the other Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery, and performance of this Agreement and such other Transaction Documents by Purchaser or to consummate the Contemplated Transactions.

(c) Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which Purchaser is a party shall be, duly executed and delivered by Purchaser and, assuming due execution and delivery by the other parties hereto and thereto, constitutes, or

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upon execution and delivery shall constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject only to the Enforceability Exceptions.

Section 4.2 Non-Contravention. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party, do not, and the consummation of the Contemplated Transactions by Purchaser and the performance of this Agreement and the other Transaction Documents to which Purchaser is a party by Purchaser will not, (a) conflict with or violate Purchaser’s Charter Documents or (b) assuming the making of all required filings and notifications under any applicable Legal Requirement, and assuming the receipt of all clearances, approvals, authorizations, or waiting period expirations or terminations under each applicable Legal Requirement, conflict with or violate any Legal Requirements applicable to Purchaser, except, in the case of each of clauses (a) and (b), as would not have a material adverse effect on Purchaser’s ability to consummate the Contemplated Transactions, and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 4.3 Sufficiency of Funds. Purchaser or its Affiliates have sufficient cash on hand or other sources of immediately available funds to enable Purchaser, or an Affiliate of Purchaser on behalf of Purchaser, to make payment of the Purchase Price and to consummate the Contemplated Transactions.

Section 4.4 Legal Proceedings. There are no Legal Proceedings pending or, to Purchaser’s actual knowledge (after reasonable inquiry), threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the Contemplated Transactions.

Section 4.5 Brokers’ and Finders’ Fees. Neither Purchaser nor any Affiliate of Purchaser has incurred, nor shall any of the foregoing incur, directly or indirectly, any Liability for any brokerage or finder’s fee, agent’s commission or any similar charge in connection with this Agreement, any other Transaction Document, or the Contemplated Transactions.

Section 4.6 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Cystinosis Business and the Transferred Assets, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose.

Article 5
CERTAIN COVENANTS OF THE SELLER

Section 5.1 Access and Investigation. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article 9 and the Closing (the “Pre-Closing Period”), the Seller shall, and shall ensure that the Representatives thereof: (a) promptly, upon reasonable advance written request (email being sufficient), provide Purchaser and Purchaser’s Representatives with reasonable access during normal business hours to the Seller’s Representatives, personnel, assets, and properties and to all books, records, Tax Returns, work papers and other documents and information relating to the Cystinosis Business or any Transferred Asset or Licensed IP; and (b) promptly, upon reasonable advance written request (email being sufficient), provide Purchaser and Purchaser’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information relating to the Cystinosis Business or any Transferred Asset or Licensed IP, and with such additional financial, operating and other data and other information regarding the Cystinosis

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Business or any Transferred Asset or Licensed IP, as Purchaser may reasonably request. Without limiting the forgoing, during the Pre-Closing Period the Seller shall provide Purchaser with reasonable access to, and shall make its employees reasonably available for, knowledge transfer, training sessions and general informational meetings, and the Seller shall provide information reasonably requested to facilitate Purchaser’s integration activities with respect to the Contemplated Transactions, including Purchaser performing activities as are reasonably necessary in order to ensure the orderly transition of the Transferred Assets and Assumed Liabilities from the Seller to Purchaser, effective from and after the Closing. All access provided during the Pre-Closing Period to Purchaser by the Seller shall be in such a manner as not to unreasonably interfere with the normal operation of the business of the Seller, and solely at Purchaser’s expense; provided, however, that the Seller shall not be required to permit any inspection or other access, or to disclose any information to the extent: (i) such disclosure would, in the reasonable judgment of the Seller and after notice to Purchaser: (a) result in the disclosure of any trade secrets of Third Parties; (b) violate any obligation of the Seller with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded to the Seller under the attorney-client privilege or the attorney work product doctrine; (d) violate any Legal Requirement; provided, further, that the Seller shall use its commercially reasonable efforts to obtain any required consents or make alternative arrangements to permit such inspection, access or disclosure in a manner that does not give rise to the consequences referred to in the foregoing clauses (a) through (d); or (ii) without limiting the rights of Purchaser and the obligations of Seller under Section 5.3, such information is included in the minutes of the meetings of the Board of Directors or its committees and relates to the discussion by the Board of Directors or any applicable committee of the Contemplated Transactions or any similar transaction between the Seller and any other Person (including any presentations or other materials prepared by or for the Board of Directors, whether in connection with a specific meeting, or otherwise relating to such subject matter); provided, further that any such access shall be afforded and any such information shall be furnished solely at Purchaser’s expense; provided, further that any access to the properties of the Seller shall be subject to their reasonable security measures.

Section 5.2 Operation of the Cystinosis Business. During the Pre-Closing Period, except (i) with the prior written consent of Purchaser (which consent shall be at Purchaser’s sole discretion, except in the case of clauses (i) and (j) in which case such consent shall not be unreasonably withheld, conditioned or delayed), (ii) as specifically disclosed on Section 5.2 of the Disclosure Schedule, (iii) as expressly contemplated by this Agreement, or (iv) as required by any Legal Requirement, the Seller shall, and shall cause each of its Subsidiaries to:

(a) not (i) enter into any Material Contract (or any Contract which, if entered into prior to the date hereof, would have been a Material Contract); (ii) any other agreement or arrangement that would adversely impact the Seller’s ability to perform under this Agreement or any of the Transaction Documents; or (iii) accelerate, extend, amend or prematurely terminate, or waive any material right or remedy under, a Material Contract (or any Contract which, if entered into prior to the date hereof, would have been a Material Contract) or any other Contract that is a Transferred Contract;

(b) not dispose of, sell (whether by merger, consolidation, or the sale of an Equity Interest or assets), lease, license, transfer, or abandon any Transferred Asset or Licensed IP to any other Person;

(c) not mortgage, pledge or subject to any Lien (other than Permitted Liens) any Transferred Asset or Licensed IP;

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(d) not, except in the ordinary course of business consistent with past practice (i) change any of its practices or procedures with respect to the payment of accounts payable; (ii) extend any incentive (whether to an account creditor, or any employee or third party responsible for the payment of payables) with respect to any account payable or the payment or collection thereof, or (iii) take or omit to take any other action with the intent or effect of delaying the payment of payables, in each case with respect to the Cystinosis Business or Transferred Assets;

(e) not commence, settle, cancel, compromise, waive or release (or offer to settle, release, waive or compromise) any right or claim or Legal Proceeding relating to the Cystinosis Business or any Transferred Asset or Licensed IP;

(f) not change any method of accounting or accounting practices relating to the Cystinosis Business or any Transferred Asset, in each case except as required by Legal Requirement;

(g) with respect to the Transferred Assets and the Cystinosis Business, prepare and file, or cause to be prepared and filed, any Tax Return that is required to be filed on or prior to the Closing Date and pay all Taxes due with respect to such Tax Return and all previously filed Tax Returns within the time and in the manner required by applicable Legal Requirements;

(h) with respect to the Transferred Assets and the Cystinosis Business, not (i) make, change, or rescind any election relating to any Tax; (ii) settle or compromise any claim, controversy, or Legal Proceeding relating to any Tax; (iii) make any change to (or make a request to any Taxing Authority to change) any of its methods, policies, or practices of tax accounting (including a change in the tax accounting period) or methods of reporting income or deductions for tax purposes, in each case except as required by Legal Requirements; (iv) amend, refile or otherwise revise any previously filed Tax Return, or forgo the right to any amount of refund or rebate of a previously paid Tax; (v) enter into or terminate any agreement with a Taxing Authority; (vi) prepare any Tax Return in a manner inconsistent with past practice except as required by Legal Requirements; (vii) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of any Tax; (viii) enter into any allocation, sharing or indemnity agreement or arrangement with respect to Taxes; (ix) grant any power of attorney relating to any Tax matter; or (x) request a ruling with respect to any Tax;

(i) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(j) use commercially reasonable efforts to preserve and maintain in effect all material Permits necessary to carry on the Cystinosis Business or for the ownership or use of the Transferred Assets or Licensed IP, preserve intact its current business organization, and keep available the services of its current officers and employees and maintain its present relations and goodwill with all suppliers, Governmental Entities licensors, licensees, strategic partners, creditors, and other Persons having material business dealings with the Seller with respect to the Cystinosis Business;

(k) not become a party to any Acquisition Transaction;

(l) not (i) acquire, lease, license, sell, or otherwise dispose of any real property that constitutes a Transferred Asset; or (ii) enter into, modify, or terminate, or waive or relinquish any right under, the Real Property Lease that constitutes a Transferred Asset;

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(m) maintain in full force and effect all material Permits necessary for the conduct of the Cystinosis Business as currently conducted;

(n) not, (i) license, sell, transfer, assign or otherwise dispose of or permit the expiration or lapse of any Business Intellectual Property or (ii) modify, terminate, or waive or relinquish any right under any Seller Inbound License or Seller Outbound License;

(o) not adopt a plan or agreement of complete or partial liquidation, dissolution or merger or amend any Charter Document of Seller to the extent such amendment would prevent, impede or delay the consummation of the transactions contemplated hereby or otherwise adversely affect the Transferred Assets, Licensed IP or the Assumed Liabilities;

(p) pay the debts, Taxes and other Liabilities of the Cystinosis Business when due (other than those being contested in good faith and disclosed to Purchaser); and

(q) not authorize, approve, agree, commit, or offer to take any action inconsistent with the foregoing clauses (a) through (p).

Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Closing. Prior to the Closing, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective businesses and operations.

Section 5.3 Notification. During the Pre-Closing Period, the Seller shall promptly notify Purchaser in writing of: (a) the discovery of any event, condition, fact, or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of or a material inaccuracy in any representation or warranty made by the Seller in this Agreement that, individually or in the aggregate with any other inaccuracies, would reasonably be expected to cause any of the conditions set forth in Section 7.1 not to be satisfied; (b) any event, condition, fact or circumstance that occurs, arises, or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Seller in this Agreement that, individually or in the aggregate with any other inaccuracies, would reasonably be expected to cause any of the conditions set forth in Section 7.1 not to be satisfied if (i) such representation or warranty had been made as of the time of the occurrence, existence, or discovery of such event, condition, fact, or circumstance or (ii) such event, condition, fact, or circumstance had occurred, arisen, or existed on or prior to the date of this Agreement; (c) the commencement of or, to the Knowledge of the Seller, any threat to commence, any Legal Proceeding that challenges or that, if adversely determined, would reasonably be expected to have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with any Contemplated Transaction; (d) any material breach of any covenant or obligation of the Seller; and (e) any event, condition, fact, or circumstance that would make the timely satisfaction of any condition set forth in Article 7 impossible or unlikely. No such notification shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (x) determining the accuracy of any representation or warranty made by the Seller in this Agreement or (y) determining whether any condition set forth in Article 7 has been satisfied.

Section 5.4 No Negotiation. During the Pre-Closing Period, the Seller shall not, and shall ensure that each Representative of the Seller shall not, (a) solicit, initiate, seek, encourage, accept or otherwise facilitate the initiation or submission of any expression of interest, inquiry, proposal, offer from, or

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agreement with any Person (other than Purchaser) relating to, or which may be reasonably expected to lead to, a possible Acquisition Transaction; (b) participate or engage in any discussions, conversations, negotiations, or other communications or enter into any agreement, understanding, or arrangement with, or provide any information to, any Person (other than Purchaser or its Representatives) relating to, or which may be reasonably expected to lead to, a possible Acquisition Transaction or otherwise assist or cooperate with any Person (other than Purchaser) in connection with a possible Acquisition Transaction; (c) provide any Confidential Information to any Person (other than Purchaser) regarding any possible Acquisition Transaction or (d) entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction. The Seller shall, and the Seller shall cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted heretofore with respect to any Acquisition Transaction, or proposal or offer that would reasonably be expected to lead to any Acquisition Transaction. The Seller will promptly inform the individuals and entities referred to in the preceding sentence of the obligations undertaken in this Section 5.4. The Seller will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Transaction (other than the currently contemplated bona fide financing) within the past [***] months to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Cystinosis Business, Transferred Assets, or Licensed IP and promptly terminate all physical and electronic data access previously granted to such person. During the Pre-Closing Period, the Seller shall promptly (and in any event within [***] hours after receipt thereof) provide Purchaser notice orally and in writing of any inquiry, indication of interest, proposal, offer, or request for information relating to a possible Acquisition Transaction that is received by the Seller or any of its Representatives during the Pre-Closing Period, and the name of such Person and the material terms of any such communication (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

Section 5.5 Restrictive Covenants.

(a) Restriction on Competition. Each Restricted Party agrees that, during the Restricted Period, such Restricted Party shall not, and shall ensure that its Affiliates do not (except with Purchaser’s prior written consent), (i) engage directly or indirectly in Competition in any part of the Restricted Territory, or (ii) directly or indirectly be or become an officer, director, member, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, Representative, consultant, advisor, or manager of, for, or to, or acquire or hold any direct or indirect interest in, any other Person (including any division, parent company or Subsidiary thereof) that engages directly or indirectly in Competition in any part of the Restricted Territory; provided, however, that a Restricted Party may, without violating this Section 5.5(a), own, as a passive investment, the voting securities of a public company that engages in Competition if: (x) such securities are actively traded on an established securities market; (y) the number of voting securities of such company that are owned beneficially by such Restricted Party, together with the number of voting securities of such company that are owned beneficially by Affiliates of such Restricted Party, represent, in the aggregate, less than [***] percent ([***]%) of the total number of outstanding voting securities of such company; and (z) neither such Restricted Party nor any Affiliate thereof shall be otherwise associated directly with such company or with any Affiliate of such company in a manner that otherwise violates this Section 5.5(a); provided, further, that Seller may engage in an Acquisition Transaction with a Person who engages in Competition in any part of the Restricted Territory so long as (A) such Person is not engaged in gene therapy for cystinosis and (B) any Restricted Party related to the Acquisition Transaction who is an individual shall not engage directly or indirectly in such Competition.

(b) Non-Interference; Non-Solicitation.

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(i) Each Restricted Party agrees that, during the Restricted Period, such Restricted Party shall not, and shall ensure that its Affiliates do not, directly or indirectly, personally or through others, intentionally interfere or attempt to intentionally interfere with the relationship of Purchaser or any of Purchaser’s Affiliates with any Specified Business Contact.

(ii) Each Restricted Party agrees that, at all times hereafter, such Restricted Party shall not, and shall ensure that its Affiliates do not libel, slander, or disparage Purchaser or any Affiliate of Purchaser in any manner that would reasonably be expected to be harmful to Purchaser or any of its Affiliates or the Cystinosis Business. Purchaser agrees that, during the Restricted Period, Purchaser shall not, and Purchaser shall direct its Affiliates not to, libel, slander, or disparage any Restricted Party or any Affiliate thereof in any manner that would be expected to be harmful to any Restricted Party or any Affiliates thereof or to the reputation of any Restricted Party or any Affiliates thereof.

(c) Confidentiality. From and after the date of this Agreement, in addition to any other obligations of confidentiality that any Restricted Party may be subject to with respect to the Cystinosis Business, Transferred Assets, Licensed IP, the Contemplated Transactions, or in connection with any limited liability company, employment, consulting, or confidentiality agreement between such Restricted Party and Purchaser or any Affiliate thereof, which is similar in form and substance to the confidentiality terms set forth in this Section 5.5(c), each Restricted Party shall keep confidential, and shall ensure that each Affiliate and Representative of the Seller and such Restricted Party keeps confidential, at all times after the date of this Agreement, all Confidential Information and all information concerning the Contemplated Transactions and the Transaction Documents, except (i) if required to be disclosed by applicable Legal Requirement or judicial process, but only to the extent it must be so disclosed, in each case after prior consultation with Purchaser so that Purchaser may seek an appropriate protective Order or waive such Restricted Party’s compliance with this Agreement (and, if Purchaser seeks a protective Order, such Restricted Party shall cooperate and shall cause its Affiliates and Representatives to cooperate, as Purchaser shall reasonably request at Purchaser’s expense); or (ii) except with respect to Personal Information, to the extent that such Confidential Information or other information is or has been made generally available to the public other than through improper disclosure by a Restricted Party or any Affiliate or Representative of the Seller. In the event that any Confidential Information is required to be disclosed by a Restricted Party in order to comply with any applicable Legal Requirement or judicial process, such Restricted Party shall (x) consult with Purchaser so that Purchaser may seek an appropriate protective Order, and (y) if Purchaser seeks a protective Order, cooperate as Purchaser shall reasonably request, at Purchaser’s expense. No Restricted Party shall use, and each Restricted Party shall ensure that such Restricted Party’s Representatives do not use, any Confidential Information at any time following the date of this Agreement, other than to the extent necessary for such Restricted Party’s performance of its obligations under this Agreement.

(d) Acknowledgements. Each Restricted Party hereby agrees and acknowledges that (i) the restrictions imposed upon such Restricted Party under this Section 5.5 are reasonable and necessary to protect Purchaser’s legitimate business interests and the goodwill or customer relationships of the Cystinosis Business; (ii) the geographic scope of the Restricted Territory is reasonable and necessary to protect Purchaser’s legitimate business interests; (iii) if such Restricted Party is an individual, such Restricted Party’s experience and capabilities are such that such Restricted Party can earn a living without breaching the terms and conditions of this Agreement; (iv) the restrictions contained in this Section 5.5 are fair and reasonable under the circumstances and do not limit fair competition; (v) the duration, area, and

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scope of the covenants contained in this Section 5.5 have been considered by such Restricted Party and such Restricted Party has received independent legal counsel with respect thereto; and (vi) such Restricted Party, either alone or through its Affiliates, has received sufficiently high consideration and other benefits as a result of the Contemplated Transactions, and such consideration and other benefits justify the covenants contained in this Section 5.5.

(e) Specific Performance. Notwithstanding anything in this Agreement to the contrary, each Restricted Party agrees that, in the event of any breach, attempted breach, or threatened breach by such Restricted Party of any covenant, obligation, or other provision set forth in this Section 5.5: (i) Purchaser or one of the other Beneficiaries may suffer irreparable harm which cannot adequately be compensated for with monetary Damages; and (ii) Purchaser and each other Beneficiary shall be entitled, without proof of actual Damages (in addition to any other remedy that may be available to it, including monetary Damages) to seek: (A) a decree or Order of specific performance to enforce the observance and performance of such covenant, obligation, or other provision; and (B) an injunction restraining such breach, attempted breach, or threatened breach. Each Restricted Party further agrees that no Beneficiary shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5(e), and such Restricted Party irrevocably waives any right such Restricted Party may have to require any Beneficiary to obtain, furnish, or post any such bond or similar instrument.

(f) Severability. Notwithstanding anything in this Agreement to the contrary, any term or provision of this Section 5.5 that is illegal, invalid, or unenforceable in any situation in any jurisdiction shall not affect the legality, validity, or enforceability of the remaining terms and provisions of this Section 5.5 or the legality, validity, or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is illegal, invalid, or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, invalid, or unenforceable term or provision with a term or provision that is legal, valid, and enforceable and that comes closest to expressing the intention of the illegal, invalid, or unenforceable term or provision, and this Section 5.5 shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to amend this Section 5.5 to replace such illegal, invalid, or unenforceable term or provision with a legal, valid, and enforceable term or provision that shall achieve, to the extent possible, the economic, business, and other purposes of such illegal, invalid, or unenforceable term or provision and that comes closest to expressing the intention of the illegal, invalid, or unenforceable term or provision.

(g) Relationship to Other Covenants.

(i) Notwithstanding anything to the contrary in this Section 5.5, to the extent that any Restricted Party is subject to any restrictive covenant, which is similar in form and substance to the restrictive covenants set forth in this Section 5.5, in connection with any limited liability company, employment, consulting, non-compete or non-solicit agreement between such Restricted Party and the Seller or any Affiliate thereof that is not a Transferred Contract, the terms of this Section 5.5 shall supersede and control to the extent that such terms exceed the scope of the restrictive covenants set forth in such agreement.

(ii) Notwithstanding anything to the contrary in this Section 5.5, to the extent that any Restricted Party is subject to any restrictive covenant, which is similar in form and substance to the restrictive covenants set forth in this Section 5.5, in connection with any

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limited liability company, employment, consulting, non-compete or non-solicit agreement between such Restricted Party and Purchaser or any Affiliate thereof, including any agreement that is a Transferred Contract, the terms of such agreement shall supersede and control to the extent that such restrictive covenants exceed the scope set forth in this Section 5.5.

(h) For the avoidance of doubt, the provisions of this Section 5.5 will apply to all of the successors and assigns of Seller or its Affiliates. In the event that a majority of the business of Seller (other than the Cystinosis Business) is sold to any Person or Persons other than to Purchaser or its Affiliates, whether in one transaction or a series of transactions, then Seller will, in each such case, ensure that the successors and assigns of Seller will assume the obligations set forth in this Section 5.5.

Section 5.6 Ancillary Agreements. Prior to or at the Closing, the Seller shall execute and deliver to Purchaser all agreements and documents set forth in Article 7 as to be executed by the Seller.

Section 5.7 Seller Business After the Closing. Following the Closing, the Seller shall remain in existence and remain solvent as necessary to meet its obligations hereunder, including under Article 10 and with respect to all Excluded Liabilities. The Seller shall promptly pay all Excluded Liabilities when due.

Section 5.8 Payoff Letter. The Seller shall use reasonable best efforts to (a) obtain a customary pay-off letter or termination agreement (the “Debt Payoff Letter”), and lien terminations to the extent necessary for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of, all obligations (other than inchoate indemnity or other obligations which, by their express terms, survive termination of the Existing Loan Agreement) outstanding under the Loan and Security Agreement, dated as of November 2, 2021, by and among the Seller, Silicon Valley Bank, as administrative agent, collateral agent and a lender, SVB Innovation Credit Fund VIII, L.P., as a lender, and the other lenders from time to time party thereto (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Loan Agreement”), (b) provide Purchaser with a copy of such Debt Payoff Letter at least [***] Business Days prior to the Closing and (c) give (by no later than the date required under the Existing Loan Agreement) any necessary notices (including notices of prepayment and/or notice of commitment termination) to allow for the prepayment, payoff, discharge and termination in full (other than inchoate indemnity or other obligations which, by their terms, survive termination of the Existing Loan Agreement) of the Existing Loan Agreement at the Closing upon the payoff of the obligations thereunder.

Article 6
CERTAIN COVENANTS OF THE PARTIES

Section 6.1 Filings and Consents.

(a) Governmental Filings. Each Party shall use its commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required or reasonably requested by the other Party to be filed by such Party with any Governmental Entity with respect to the Contemplated Transactions, and to submit promptly any additional information reasonably requested by any such Governmental Entity.

(b) Notification. Each Party shall promptly notify the other Party upon (i) the receipt of any communication from any official of any Governmental Entity in connection with any filing made in

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connection with any of the Contemplated Transactions; (ii) the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to any of the Contemplated Transactions (and shall keep the other Party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any Governmental Entity for any amendment or supplement to any filing made in connection with any of the Contemplated Transactions or any information required to comply with any Legal Requirement applicable to any of the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.1(a), each Party shall (promptly upon learning of the occurrence of such event) inform the other Party of the occurrence of such event and cooperate with the other Party in filing with the applicable Governmental Entity such amendment or supplement.

(c) Other Filings. Each Party: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with any Contemplated Transaction; and (ii) shall use its commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with any Contemplated Transaction, including the Consents set forth on Schedule 2; provided, however, that, under no circumstances may the Seller pay a fee to any third party in order to obtain any Consent pursuant to this Section 6.1(c) without Purchaser’s prior written consent. Each such filing, and the form of each such notice or Consent, shall be subject to the prior review and reasonable approval of Purchaser.

Section 6.2 Announcements. Seller shall be permitted to issue a press release in form and substance reasonably acceptable by Purchaser promptly following the execution hereof (the timing of such press release to be established in consultation with Purchaser), and Seller shall provide Purchaser a meaningful opportunity to review and comment upon and to approve in writing such press release or public announcement in advance. Except as set forth in the prior sentence, Seller shall not, and shall cause its Affiliates and Representatives not to, issue any public report, statement or press release or otherwise make any public statement or disclosure to any Person with respect to this Agreement, the other Transaction Documents or the Contemplated Transactions, without Purchaser’s prior written consent (which consent shall be in Purchaser’s sole discretion), except as may be required by Legal Requirements or any national or international stock exchange regulations applicable to Seller (in which event Seller shall provide Purchaser a meaningful opportunity to review and comment upon such press release or public announcement in advance, to the extent reasonable under the circumstances). Purchaser may make any disclosures, announcements, public statements or issue any press releases in its sole discretion.

Section 6.3 Tax Matters.

(a) Purchaser and the Seller shall cooperate with each other in connection with the preparation of any Tax Return of, and with any audit examination or Legal Proceeding relating to any Liability for Taxes with respect to the Transferred Assets and Cystinosis Business for any Pre-Closing Tax Period or Straddle Period, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney, or other materials reasonably necessary or useful for the preparation of any such Tax Return, the conduct of any audit examination, or the defense of any claim by any Taxing Authority relating to the imposition of any Tax; provided, however, that nothing in this Section 6.3(a) shall require Purchaser to provide the Seller with any consolidated, combined, unitary, or other Tax Return of Purchaser.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) except for Swiss VAT (including Swiss input VAT)

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incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid by the Seller when due. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(c) The Parties agree, and will cooperate with each other, to comply with the filing of any tax related bulk sales notifications required in each jurisdiction in which it is obliged to do so prior to the due date of such filing before the Closing. The Parties further agree that Purchaser will comply with any directives from any Taxing Authority in response to such filing, and any amounts ordered to be withheld shall be deemed to have been paid to the Seller in satisfaction of Purchaser’s obligation to pay the Purchase Price unless otherwise required by applicable Legal Requirements.

(d) Liability for ad valorem real or personal property Taxes or other similar Taxes (but excluding, for the avoidance of doubt, Transfer Taxes), if any, attributable to the Transferred Assets and Cystinosis Business for a Straddle Period that includes but does not end on the Closing Date will be prorated between the Seller and Purchaser as of the Closing Date, with the Seller liable to the extent such items relate to any time period ending on or before the Closing Date and Purchaser liable to the extent such items relate to periods beginning after the Closing Date. For purposes of the preceding sentence, the amount of such Taxes that are allocable to the Seller shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and the amount of such Taxes allocable to Purchaser shall be determined in the same manner except that the numerator shall be the number of days in such taxable period subsequent to the Closing Date. Upon receipt of any bill for real or personal property Taxes levied with respect to the Transferred Assets, the Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.3(d), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within [***] days after delivery of such statement. In the event that either the Seller or Purchaser shall make any other payment for which it is entitled to reimbursement under this Section 6.3(d), the other party shall make such reimbursement promptly but in no event later than [***] days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

Section 6.4 Clinical Study Authorizations. The Parties will co-operate to transfer to Purchaser (or one of Purchaser’s Affiliates), on a country-by-country basis, the Clinical Study Authorizations held by the Seller or a member of the Seller Group as soon as practicable following Closing or (if later) on such date as Purchaser shall determine (in each relevant country, the “CSA Transfer”). Pending the CSA Transfer for a Clinical Study, the relevant member of the Seller Group will perform the Services (as defined in the Separation Services Agreement) in that country and retain the relevant Clinical Study Authorizations and responsibility for fulfilling the regulatory requirements in connection therewith in accordance with Legal Requirements.

Section 6.5 Commercially Reasonable Efforts. Purchaser and the Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Acquisition and make effective the other Contemplated Transactions on a timely basis. Prior to the Closing, (a) the Seller shall use its commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied on a timely basis and (b) Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Article 8 to be satisfied on a timely basis.

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Section 6.6 Employee Matters. The Seller shall, at its own expense, give all notices and other information required to be given to the Seller Associates, any labor or trade union, works council or any other employee representative body, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 and other Legal Requirements in connection with the execution of the Transaction Documents or the Contemplated Transactions.

Section 6.7 License.

(a) License Grant. Effective as of the Closing, Seller hereby grants and agrees to grant to Novartis Pharma AG an exclusive (subject to Section 6.7(c)), worldwide, irrevocable, perpetual, fully-paid up, royalty-free, sublicensable (through multiple tiers, in accordance with Section 6.7(b)), non-transferable (provided, that Novartis Pharma AG may assign its rights hereunder (x) to any Affiliate of Novartis Pharma AG, or (y) in connection with the transfer by Novartis Pharma AG of all or substantially all of the Transferred Assets) right and license under the Licensed IP, subject to Novartis Pharma AG’s obligations under Section 6.7(d), to use, disclose and otherwise exploit in any manner, all Licensed IP, in each case within the Field (including to (i) make, have made, use, sell, have sold, offer for sale, have offered for sale, import and have imported products and (ii) access, use, copy, modify and create derivative works of Licensed IP within the Field). All rights not expressly granted herein are reserved by Seller, and no other licenses are granted herein, by implication, estoppel or otherwise. Seller shall deliver to Novartis Pharma AG the Licensed IP in accordance with the terms of the Transaction Documents.

(b) Sublicensing. Novartis Pharma AG’s rights granted to it under Section 6.7(a) include the right to sublicense, through multiple tiers, pursuant to written sublicense agreements that are consistent with, and conform to, the applicable obligations and conditions of this Section 6.7, including obligations of confidentiality and non-use at least as stringent as those in this Section 6.7. Novartis Pharma AG shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of Novartis Pharma AG hereunder. Any act or omission of a sublicensee which would be a breach of this Section 6.7 if performed by Novartis Pharma AG with respect to the Licensed IP shall be deemed to be a breach by Novartis Pharma AG of this Agreement.

(c) Reservation of Rights. Seller reserves its rights to fully exploit the Licensed IP (a) outside the Field (other than in a manner that would limit or conflict with any license or other rights granted to Novartis Pharma AG hereunder), and (b) in the Field solely to perform Seller’s obligations under the Separation Services Agreement.

(d) Confidentiality.

(i) Novartis Pharma AG shall (A) maintain in confidence the Licensed IP with the same degree of care with which Novartis Pharma AG holds its own confidential information of similar kind and value (but in no event less than a commercially reasonable degree of care); (B) not disclose the Licensed IP to any Third Party without the prior written consent of Seller, except as otherwise expressly permitted in clause ii below, and (C) not use the Licensed IP except in connection with exercising the license granted to Novartis Pharma AG under Section 6.7(a) herein.

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(ii) Novartis Pharma AG may disclose the Licensed IP to Third Parties if and only to the extent such disclosure is reasonably necessary in the following instances (which instances shall be limited to the particular Licensed IP to which it applies):

(A) complying with requirements by Drug Governmental Entities in connection with Healthcare Submissions;

(B) complying with applicable court orders or governmental laws, rules, regulations or regulators, including those relating to securities laws; and

(C) disclosure to (I) its and its Affiliates’ consultants, contractors, and agents, and to sublicensees in each case on a need to know basis in connection with exercising the license granted to Novartis Pharma AG under Section 6.7(a) herein, and in each case who are under written obligations of confidentiality and non-use reasonably appropriate and customary for the circumstances, and (II) its and its Affiliates’ employees, in connection with exercising such license, in each case who are under written obligations of confidentiality and non-use set forth in Novartis Pharma AG’s or its Affiliates’ employee agreements.

(iii) Without limiting any other obligations it may have under the Transaction Documents, Seller agrees to maintain in confidence the Licensed IP with the same degree of care with which Seller holds its own other confidential information of similar kind and value (but in no event less than a commercially reasonable degree of care).

(e) Exceptions. Notwithstanding anything else herein to the contrary, all restrictions, limitations and obligations of Novartis Pharma AG under this Section 6.7 above or under Section 6.8 below shall (i) subject to clause ii below, be limited to only the Seller-proprietary elements of Licensed IP; and (ii) exclude any Know-How or Materials that (A) is or becomes generally known to the public other than due to breach of these nondisclosure obligations by Purchaser, (B) is rightfully in Novartis Pharma AG’s or its Affiliates’ possession at the time of disclosure without an obligation of confidentiality, (C) is independently developed by or on behalf of Novartis Pharma AG or its Affiliates without use of such Know-How or Materials, (D) is rightfully obtained by Novartis Pharma AG from a third party without restriction on use or disclosure, or (E) has been modified by or on behalf of Novartis Pharma AG other than by an immaterial modification.

(f) Additional Seller Obligations. If (i) Seller assigns or transfers to another Person, or grants to another Person any assertion rights under, any of the Licensed IP, or (ii) Seller or any of its Affiliates assigns or transfer to another Person, or grants to another Person any assertion rights under, any of the Other Seller IP, then Seller (and if applicable such Affiliate) shall require that such Person receives the Licensed IP, Other Seller IP, or assertion rights, subject to, and ensure that each such Person is bound by and agrees in writing to comply with, the license granted in this Section 6.7 and the covenant not to sue in Section 6.8 below, as if such Person were substituted for the Seller in this Section 6.7 and Section 6.8 below, and that such Person agrees to (A) perform the obligations described in this sentence if such Person assigns or transfers, or grants any assertion rights under, any of such Licensed IP or Other Seller IP, and (B) promptly provide Novartis Pharma AG with written notice describing such assignment, transfer or grant, including the identity of the recipient thereof.

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Section 6.8 Covenant Not to Sue. To the extent that Seller or its respective Affiliates owns or Controls, as of the Closing Date, any patent or other intellectual property rights other than the Licensed IP (together with any patent or other intellectual property rights resulting after the Closing Date and claiming or otherwise covering an invention developed or conceived by or on behalf of Seller or its current Affiliates prior to the Closing Date, “Other Seller IP”), that would be infringed, misappropriated or otherwise violated by the activities covered by the license granted to Novartis Pharma AG pursuant to Section 6.7(a), in such a case, from and after the Closing Date, Seller and its respective Affiliates shall not sue, assert any claim or counterclaim against, otherwise participate in any action or proceeding against Novartis Pharma AG or its Affiliates or sublicensees of the Licensed IP, or cause, assist, or authorize any Person to do any of the foregoing, in each case claiming or otherwise asserting that Novartis Pharma AG is infringing, misappropriating or otherwise violating (a) such Other Seller IP or (b) this Agreement, in connection with Novartis Pharma AG exercising the rights granted to it under Section 6.7. From and after the Closing Date, Seller and its respective Affiliates shall not sue, assert any claim or counterclaim against, otherwise participate in any action or proceeding against Novartis Pharma AG or its Affiliates, or cause, assist, or authorize any Person to do any of the foregoing, in each case claiming or otherwise asserting that Novartis Pharma AG or any of its Affiliates has violated or otherwise infringed or misappropriated the Licensed IP or this Agreement based upon any act by Purchaser, provided that the foregoing shall not apply to any acts by Novartis Pharma AG or its Affiliates in the research, development, manufacture, or commercialization of lentiviral-based gene therapy products for the treatment, diagnosis or prevention of Gaucher disease, Hunter syndrome, Pompe disease, or Fabry disease, or should Novartis Pharma AG or its Affiliates knowingly exploit the Licensed IP for such indications. For clarity, any reference to Novartis Pharma AG in this paragraph above shall include its Affiliates and sublicensees of the Licensed IP. In addition and for clarity, the benefit of the above covenants shall be extendable and extended, through multiple tiers, to Novartis Pharma AG’s sublicensees of the Licensed IP.

Section 6.9 Shared Contracts. From the Closing Date, the Parties and their Affiliates shall enter into or grant, and cause each Third Party counterparty to a Shared Contract to enter into or to grant, any such new agreements or consents as are reasonably necessary to permit Purchaser and its Affiliates to derive such benefits, and assume such obligations and economic burdens of such Shared Contract to the extent that such Shared Contract pertains to the Cystinosis Business, on an independent basis and to the extent such agreements or consents are not obtained prior to the Closing, in each case pursuant to the terms and conditions of the Separation Services Agreement; provided that none of Purchaser or any of its respective Affiliates shall be required to offer or grant any financial or non-financial accommodation in connection therewith. The Seller undertakes not to terminate, breach or commit a repudiatory breach of any Transferred Contract pending (i) an assignment of a Transferred Contract (or part of a Shared Contract or any applicable work order thereunder) or (ii) a determination by Purchaser that it does not elect to take an assignment of such Transferred Contract (or part of a Shared Contract or any applicable work order thereunder).

Section 6.10 Data Transition Plan. The Seller agrees to complete the actions required under the Data Transition Plan attached as Exhibit D hereto in accordance with the Separation Services Agreement.

Section 6.11 Continuity and Maintenance of Seller Product CSAs, Regulatory Activities, and Research Collaborations.

(a) The Seller shall use its commercially reasonable efforts to maintain all Seller Product CSAs until the effective transfer date of the Seller Product CSAs to Purchaser. The Seller shall not initiate any new CSAs submitted to a Drug Governmental Entity primarily related to the Seller Products or

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additional variations or amendments of any current Seller Product CSA, except (i) in the event they are indispensable for the manufacture, sale, marketing, distribution, or other commercialization of any Seller Product; (ii) required by a Drug Governmental Entity; or (iii) upon Purchaser’s written request. The Seller shall keep Purchaser informed on a reasonably current basis of any material developments (including the occurrence of any serious Adverse Event relating to any Seller Product or the Seller Gene Therapy Platform), or any material submissions to, discussions or negotiations with Drug Governmental Entities or other Third Parties including Collaboration Partners, exclusively relating to the Cystinosis Business.

(b) The Seller shall (i) consult with Purchaser and reasonably promptly inform Purchaser, and provide Purchaser with a reasonable opportunity to review, (in the case of filings, submissions, new CSAs submitted to a Drug Governmental Entity, new agreements with Collaboration Partners, amendments to existing agreements with Collaboration Partners, correspondence or other written communications or materials), as far in advance as is reasonably practicable under the circumstances, and consider in good faith Purchaser’s comments to or in connection with, any material meetings, filings, submissions, correspondence or other activities or communications made by or on behalf of any Seller to or with the FDA or any other Drug Governmental Entity exclusively relating to the Cystinosis Business, and (ii) reasonably promptly inform Purchaser and provide Purchaser with a reasonable opportunity (but no fewer than [***] Business Days) to comment, in each case, prior to making any material change to any study protocol or clinical trial, initiating or adding any new clinical trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, promotional or marketing materials or activities exclusively relating to the Cystinosis Business.

(c) If any Governmental Entity asks Purchaser for safety information related to other products developed or manufactured using the Seller Gene Therapy Platform, the Parties will cooperate in good faith to respond to the Governmental Entity’s request.

Section 6.12 CSA Cross-References. The Seller shall grant to Purchaser a right of cross reference (or such analogous right as is recognized outside of the United States) to all safety information contained in each CSA currently held by or later opened by the Seller related to the Seller Gene Therapy Platform. Purchaser shall grant to the Seller a right of cross reference (or such analogous right as is recognized outside of the United States) to all safety information contained in each CSA acquired by Purchaser from the Seller or later opened by Purchaser for the Seller Product. The obligations set forth in this Section 6.12 shall survive until 11:59 PM ET on the date that is [***] years after the Closing Date. For the avoidance of doubt, this Section 6.12 shall not require the Seller or Purchaser to maintain such CSAs in active form with any Drug Governmental Entity.

Section 6.13 Safety Monitoring. As soon as reasonably practicable, and in no event longer than [***] days after the Closing Date, the Parties shall execute a Safety Data Exchange Agreement to cover the terms for exchange of verified Safety Signals for the Seller Gene Therapy Platform. For clarity, the Parties are solely responsible for the detection, validation, prioritization, assessment, and management of Safety Signals related to their respective products, including any determination of whether the Safety Signal or issue requires further investigation and/or regulatory action.

Article 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

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The obligations of Purchaser to cause the Contemplated Transactions to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

Section 7.1 Accuracy of Representations. (a) Each Fundamental Representation and the representations and warranties in Section 3.5(b) made by the Seller in this Agreement shall be accurate in all respects at and as of the Closing (other than any such Fundamental Representation that by its terms is made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); and (b) each representation and warranty made by the Seller in this Agreement (other than the Fundamental Representations) shall be accurate in all material respects at and as of the Closing (other than any such representation or warranty that by its terms is made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, that, except for the representations and warranties in Section 3.5(b), for purposes of determining the accuracy of any such representation or warranty, any materiality, Material Adverse Effect, or similar qualifications in such representation or warranty shall be disregarded.

Section 7.2 Performance of Covenants. Each covenant and obligation that the Seller is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

Section 7.3 Governmental and Other Consents.

(a) Governmental Consents. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with any Contemplated Transaction shall have been made or obtained and shall be in full force and effect.

(b) Other Consents. All Consents identified on Schedule 2, each in form and substance reasonably acceptable to Purchaser, shall have been obtained and shall be in full force and effect.

(c) No Restraint on Business. No action shall have been taken by any Governmental Entity, and no Legal Requirement or Order (whether temporary, preliminary, or permanent) shall have been enacted, adopted, or issued by any Governmental Entity, in connection with any Contemplated Transaction that has the effect of limiting or restricting the ownership, conduct, or operation of the business of Purchaser or any of its Affiliates, or the effect of limiting or restricting the ownership, conduct, or operation of the Cystinosis Business or any Transferred Asset or Licensed IP following the Closing.

Section 7.4 No Material Adverse Effect. There shall not have occurred since the date of this Agreement any Material Adverse Effect.

Section 7.5 Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect (or conditioned upon Closing), as applicable:

(a) a certificate, duly executed by the chief executive officer of the Seller, certifying that the conditions set forth in Section 7.1, Section 7.2 and Section 7.4, have been duly satisfied (the “Business Closing Certificate”);

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(b) an opinion of counsel to the Seller, in a form reasonably acceptable to Purchaser stating that the vote and approval of the stockholders of the Seller is not required in connection with the Contemplated Transactions under Legal Requirements and the Seller Organizational Documents.

(c) a certificate of good standing (or equivalent thereof) of the Seller dated no earlier than [***] Business Days prior to the Closing Date from the Secretary of State of the State of Delaware;

(d) an IRS Form W-9, duly executed by the Seller;

(e) duly executed copies of each of the Consents identified on Schedule 2, each in form an substance reasonably acceptable to Purchaser, which are in full force and effect;

(f) the Debt Payoff Letter executed by the lenders of the Indebtedness set forth therein, and written evidence, in form satisfactory to Purchaser in its sole discretion, that all Liens on the Transferred Assets, other than Permitted Liens, including those set forth on Schedule 3, have been released in full, including by filing termination statements with respect to all UCC financing statements and otherwise satisfying the requirements of Section 7.5(f);

(g) copies of the resolutions of the board of directors of the Seller, certified by an officer of the Seller, as to the authorization of the Transaction Documents and the Contemplated Transactions;

(h) the Bill of Sale, duly executed by the Seller;

(i) the Separation Services Agreement, duly executed by the Seller; and

(j) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to the Transaction Documents.

Section 7.6 Lien Releases. The Seller shall secure Lien releases, duly executed by the applicable lender(s) (or administrative agent if applicable), providing that at or prior to the Closing all Liens (other than Permitted Liens), including those set forth on Schedule 3, relating to the Transferred Assets will be released. The Seller shall take such actions (and the Seller shall bear all cost and expense) as may be necessary to facilitate the release at or prior to the Closing of any Liens (other than Permitted Liens) relating to the Transferred Assets, including by filing UCC financing statement terminations with respect to all UCC financing statements and otherwise satisfying the requirements in Section 5.8.

Section 7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order preventing or otherwise impeding the consummation of the Acquisition shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Acquisition that makes the consummation of the Acquisition illegal.

Section 7.8 No Legal Proceedings. No Governmental Entity or other Person shall have commenced any Legal Proceeding that remains pending, or shall have threatened to commence any Legal Proceeding: (a) challenging any Contemplated Transaction; (b) seeking recovery of a material amount of Damages in connection with any Contemplated Transaction; (c) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to any Transferred Asset; or (d) that would reasonably be

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expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any Contemplated Transaction.

Section 7.9 Delivery of Copy of Data Room. Prior to the Closing, the Seller shall use its reasonable best efforts to deliver to Purchaser, on one or more USB electronic storage devices, a complete and accurate electronic copy of the Data Room, which shall include all documents and other materials included in the Data Room at the time of, or at any time prior to, the Closing (including all documents and other materials included in the Data Room on, or at any time prior to, the date hereof).

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligation of the Seller to consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Seller), at or prior to the Closing, of the following conditions:

Section 8.1 Accuracy of Representations. Each representation and warranty made by Purchaser in this Agreement shall be accurate in all material respects at and as of the Closing (other than any such representation or warranty that by its terms is made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, that for purposes of determining the accuracy of any such representation or warranty, any materiality, material adverse effect or similar qualifications in such representation or warranty shall be disregarded.

Section 8.2 Performance of Covenants. Each covenant and obligation that Purchaser is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

Section 8.3 Agreements and Documents. The Seller shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a certificate duly executed on behalf of Purchaser by an officer of Purchaser, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been satisfied;

(b) the Bill of Sale, duly executed by Purchaser; and

(c) the Separation Services Agreement, duly executed by Purchaser.

Section 8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Acquisition that makes the consummation of the Acquisition illegal.

Section 8.5 Governmental and Other Consents.

(a) Governmental Consents. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with any Contemplated Transaction shall have been made or obtained and shall be in full force and effect.

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(b) No Restraint on Business. No action shall have been taken by any Governmental Entity, and no Legal Requirement or Order (whether temporary, preliminary, or permanent) shall have been enacted, adopted, or issued by any Governmental Entity, in connection with any Contemplated Transaction that has the effect of limiting or restricting the ownership, conduct, or operation of the business of Purchaser or any of its Affiliates, or the effect of limiting or restricting the ownership, conduct, or operation of the Seller or any Affiliate thereof following the Closing.

Section 8.6 No Legal Proceedings. No Governmental Entity or other Person (other than Purchaser or Purchaser’s Affiliates) shall have commenced any Legal Proceeding that remains pending, or shall have threatened to commence any Legal Proceeding: (a) challenging any Contemplated Transaction; (b) seeking recovery of a material amount of Damages in connection with any Contemplated Transaction; or (c) that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any Contemplated Transaction.

Article 9
TERMINATION

Section 9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Purchaser and the Seller;

(b) by Purchaser, at any time after the End Time, if (i) the Closing has not taken place on or before the End Time and (ii) any condition set forth in Article 7 has not been satisfied or waived as of the time of termination (in each case, other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement or in any other Transaction Document or instrument delivered to the Seller in connection with the Contemplated Transactions, in all material respects);

(c) by the Seller, at any time after the End Time, if (i) the Closing has not taken place on or before the End Time and (ii) any condition set forth in Article 8 has not been satisfied or waived as of the time of termination (in each case, other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transaction Document or instrument delivered to the Seller in connection with the Contemplated Transactions, in all material respects);

(d) by Purchaser or the Seller if: (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Acquisition; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued, or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

(e) by Purchaser if (i) any representation or warranty made by the Seller in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that any condition set forth in Section 7.1 would not be satisfied; or (ii) any covenant of the Seller contained in this Agreement shall have been breached such that any condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any representation or warranty made by the Seller in this Agreement as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller is curable by the Seller through the use of

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commercially reasonable efforts within [***] days after Purchaser notifies the Seller in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period; provided, further, that the Seller continues to exercise commercially reasonable efforts during the Seller Cure Period to cure such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Seller Cure Period); or

(f) by the Seller if: (i) any representation or warranty made by Purchaser in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that any condition set forth in Section 8.1 would not be satisfied; (ii) any covenant of Purchaser contained in this Agreement shall have been breached such that any condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any representation or warranty made by Purchaser in this Agreement as of a date subsequent to the date of this Agreement or a breach of a covenant by Purchaser is curable by Purchaser through the use of commercially reasonable efforts within [***] days after the Seller notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Seller may not terminate this Agreement under this Section 9.1(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period; provided, further, that Purchaser continues to exercise commercially reasonable efforts during the Purchaser Cure Period to cure such inaccuracy or breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 9.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).

Section 9.2 Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 9.1, Purchaser shall deliver to the Seller a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 9.1, the Seller shall deliver to Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

Section 9.3 Effects of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate and there shall be no liability of any Party to any other Party; provided, however, that: (a) no Party shall be relieved of any obligation or liability arising from any prior material breach by such party of any representation and warranty, or any willful breach by such party of any covenant or obligation, contained in this Agreement, or fraud; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.5(c), Section 6.2 and Article 11 and the Confidentiality Agreement.

Article 10
INDEMNIFICATION

Section 10.1 Indemnification by the Seller. Subject to the limitations set forth herein, from and after the Closing, the Seller shall be liable for, and shall indemnify Purchaser, Purchaser’s Affiliates and each of their respective officers, directors, employees, stockholders, members, agents, and Representatives (the “Purchaser Indemnitees”) against, and hold them harmless from, any and all Damages suffered or incurred by such Purchaser Indemnitees (without duplication for any indemnification that may be sought under more than one (1) clause of this Section 10.1) resulting from:

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(a) any breach of any representation or warranty made by the Seller in this Agreement (other than Fundamental Representations) or in any certificate delivered pursuant to this Agreement;

(b) any breach of any Fundamental Representation made by the Seller in this Agreement or in any certificate delivered pursuant to this Agreement;

(c) any breach of any obligation, covenant, or agreement of the Seller contained in any Transaction Document;

(d) regardless of the disclosure of any matter set forth on the Disclosure Schedule, (i) any Liability of or with respect to the Seller for any Tax, together with any Damages arising out of, in connection with, or incidental to the determination, assessment, or collection of any Tax for any taxable period, including any Tax as a result of any transferee or successor liability; (ii) any Tax imposed on or with respect to any Purchaser Indemnitee with respect to any Transferred Asset, Licensed IP or the Cystinosis Business, for any Pre-Closing Tax Period or for the portion of any Straddle Period ending on the Closing Date (as determined in accordance with Section 6.3(d)); (iii) any Liability or Damages resulting from the inaccuracy in or breach of any representation or warranty set forth in Section 3.7 (Taxes); or (iv) any Transfer Taxes pursuant to Section 6.3(c);

(e) any fraud on the part of or committed by the Seller or any Representative of the Seller in connection with or relating directly or indirectly to (i) the negotiation, execution, delivery, or performance of this Agreement or any other Transaction Document, or (ii) any of the Contemplated Transactions;

(f) regardless of the disclosure of any matter set forth on the Disclosure Schedule, any Liability arising out of those matters set forth on Schedule 4;

(g) any Excluded Asset or Excluded Liability or any business of the Seller and its Affiliates other than the Cystinosis Business; and

(h) the gross negligence or willful misconduct of the Seller in connection with granting Purchaser the rights hereunder with respect to the Licensed IP.

Section 10.2 Indemnification by Purchaser. From and after the Closing, Purchaser shall be liable for, and shall indemnify the Seller, the Seller’s Affiliates and each of their respective officers, directors, employees, stockholders, members, agents, and Representatives (the “Seller Indemnitees”) against, and hold them harmless from, any and all Damages suffered or incurred by such Seller Indemnitees (without duplication for any indemnification that may be sought under more than one (1) clause of this Section 10.2) resulting from:

(a) any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement;

(b) any breach of any obligation, covenant, license, or agreement of Purchaser contained in this Agreement (including with respect to the Licensed IP);

(c) any Assumed Liability; and

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(d) any Third Party Claim arising out of the gross negligence or willful misconduct of Purchaser with respect to the Licensed IP.

Section 10.3 Certain Limitations.

(a) Notwithstanding anything to the contrary in this Agreement, but subject to Section 10.3(b), (i) Seller shall not be required to indemnify any Purchaser Indemnitee, nor shall Seller have any liability under Section 10.1(a), unless the total amount of all Damages exceeds the Tipping Basket Amount, then the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Tipping Basket Amount; provided, that, subject to Section 10.3(b), Seller shall not be required to indemnify any Purchaser Indemnitee, nor have any liability, under Section 10.1(a), in the aggregate in excess of [***]% of the Purchase Price; and (ii) Purchaser shall not be required to indemnify any Seller Indemnitee, nor shall Purchaser have any liability under Section 10.2(a), unless the total amount of all Damages exceeds the Tipping Basket Amount, then the Seller Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Tipping Basket Amount; provided, that, subject to Section 10.3(b), Purchaser shall not be required to indemnify any Seller Indemnitee, nor have any liability, under Section 10.2(a), in the aggregate in excess of [***]% of the Purchase Price.

(b) Subject to Section 10.3(c), (i) the Seller shall not be required to indemnify any Purchaser Indemnitee, nor shall the Seller have any liability, under Section 10.1(b), Section 10.1(c), Section 10.1(d), Section 10.1(f) and Section 10.1(h) in the aggregate in excess of the cash amounts actually received by the Seller under this Agreement, and (ii) Purchaser shall not be required to indemnify any Seller Indemnitee, nor shall Purchaser have any liability, under Section 10.2(b) or Section 10.2(d) in the aggregate in excess of the cash amounts actually received by the Seller under this Agreement.

(c) Notwithstanding anything in this Article 10 to the contrary, the limitations set forth in Section 10.3(a) and Section 10.3(b) shall not apply to Damages arising out of, relating to, or in connection with (i) any liability under Section 10.1(e) or Section 10.1(g), or (ii) any liability under Section 10.2(c).

Section 10.4 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive as follows:

(a) each Fundamental Representation, and the right of any Indemnified Party to seek indemnification in connection with a breach thereof in accordance with this Article 10, shall survive until the date that is [***] days after the expiration of the longest statute of limitations (as it may be extended) applicable thereto (as such statute of limitations pertains to the subject matter thereof or to the ability of Purchaser or any third party to make a claim relating to a breach thereof, whichever is later);

(b) the representations and warranties in Article 3 (other than the Fundamental Representations) and Article 4, and the right of any Indemnified Party to seek indemnification in connection with a breach thereof in accordance with this Article 10, shall survive until 11:59 PM ET on the date that is [***] months after the Closing Date; and

(c) all obligations, covenants, and agreements contained in this Agreement, and the right of any Indemnified Party to seek indemnification in connection with a breach thereof in accordance with this Article 10, shall survive for (i) in the case of any obligation, covenant, or agreement to be fully

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performed prior to or at the Closing, 11:59 PM ET on the date that is [***] months after the Closing Date, and (ii) in the case of any obligation, covenant, or agreement to be fully performed following the Closing, 11:59 PM ET on the date that is [***] days following the last date upon which such covenant or obligation could be fully performed.

Section 10.5 Termination of Indemnification. No Indemnifying Party shall have liability hereunder for Damages with respect to any representation, warranty, covenant, or agreement, unless a claim in writing for indemnification in respect thereof has been delivered to such Indemnifying Party by the Indemnified Party in accordance with Section 10.7 prior to the expiration of the survival periods set forth in Section 10.4 with respect to the representation, warranty, covenant, or agreement to which they pertain. Notwithstanding any provision to the contrary contained in this Agreement, an Indemnifying Party’s indemnification obligation under this Article 10 shall continue as to any matter as to which a claim for indemnification is submitted in writing to the Indemnifying Party prior to the relevant expiration date in accordance with Section 10.7 and any such representation, warranty, covenant, or agreement subject to such indemnification claim shall continue to survive until such time as the matter is resolved.

Section 10.6 Nature of Remedies.

(a) Except as otherwise provided in Section 10.6(c), the Parties acknowledge that their sole and exclusive monetary remedy after the Closing with respect to any claims relating to, arising under, or resulting from this Agreement, and the sole and exclusive monetary remedy available to any Purchaser Indemnitee or Seller Indemnitee after the Closing with respect to any claims relating to, arising under, or resulting from this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 10; provided that notwithstanding the foregoing, nothing in this Section 10.6 shall limit the right of any Party to pursue an action for or to seek remedies with respect to claims for fraud. Subject to Section 11.9, in furtherance of the foregoing, each Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any rights, claims, and causes of action for Damages it may have against the other Parties arising under this Agreement or any certificate delivered in connection herewith, except pursuant to the indemnification provisions set forth in this Article 10.

(b) To the extent permitted by applicable Legal Requirements, payments made in respect of Damages under this Agreement shall be treated by all Parties as adjustments to the aggregate consideration paid for the Transferred Assets.

(c) In calculating the amount of Damages suffered or incurred by a Party for which indemnification is sought hereunder, there shall be deducted the amount of any insurance actually paid to such Party as a result of any such Damages (net of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of such Damages, the impact of any applicable deductibles, and all costs and Expenses incurred in recovering such insurance proceeds).

(d) Notwithstanding any other provision of this Agreement, for purposes of calculating Damages hereunder and for purposes of determining the failure of any representations or warranties to be true and correct, any materiality and Material Adverse Effect qualifications shall be disregarded.

(e) The right of indemnification provided under this Article 10 and any other remedy based on the representations, warranties, covenants, and agreements contained in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being

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acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance or noncompliance with, any such representation, warranty, covenant, or agreement.

Section 10.7 Procedures.

(a) Third Party Claims.

(i) In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article 10 in respect of, arising out of, or involving a claim made by any third Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify the Person obligated to provide indemnification under this Article 10 (the “Indemnifying Party”) in writing of such Third Party Claim promptly (but no later than [***] calendar days after receiving notice of the Third Party Claim) following receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have actually been materially prejudiced as a result of such failure and then only to the extent of such prejudice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.

(ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof by written notice to the Indemnified Party within [***] Business Days after the Indemnifying Party’s receipt of the notice of such Third Party Claim contemplated by Section 10.7(a)(i) with counsel selected by the Indemnifying Party; provided, that such counsel is not reasonably objected to by the Indemnified Party; provided, further, that notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense, compromise or settlement of any such Third Party Claim and, instead, shall pay the reasonable legal fees, costs, and Expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal or other proceeding, action, indictment, allegation, or investigation by a Governmental Entity, (B) the claim seeks an injunction or equitable relief against the Indemnified Party, (C) the Indemnifying Party failed or is failing to reasonably prosecute or defend such claim and such claim, together with all other then outstanding and unresolved claims, could reasonably be expected to give rise to Damages that are more than the remaining amount indemnifiable by such Indemnifying Party with respect to such claims pursuant to this Article 10, (D) in the Indemnified Party’s reasonable judgment based upon a written opinion from such Indemnified Party’s counsel, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to the claim, (E) the claim is by a customer, supplier or licensor, the loss of the commercial relationship with whom would be material to the Indemnified Party or the Cystinosis Business or (F) the Third Party Claim seeks monetary damages and the sum of the amount of the monetary damages would reasonably be expected to be greater than the maximum amount from which the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article 10.

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(iii) If the Indemnifying Party assumes the defense of a Third Party Claim, (A) the Indemnifying Party shall not be liable to the Indemnified Party for any legal Expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (B) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees, costs, and Expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, including in respect of a Third Party Claim, the defense of which the Indemnifying Party was not entitled to assume or continue in accordance with the second proviso of the first sentence of this Section 10.7(a)(iii). If the Indemnifying Party assumes the defense of a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, and the Indemnified Party shall keep the Indemnifying Party reasonably informed regarding the status of any such Third Party Claim. No Party shall admit any liability with respect to, or settle, compromise, or discharge any Third Party Claim without the other applicable Parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall not agree to any settlement, compromise, or discharge of a Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, and provided that the Indemnifying Party shall be deemed to consent to any such compromise or settlement if it does not respond to notice of such proposed compromise or settlement within [***] Business Days.

(iv) The indemnification with respect to an Indemnifying Party’s obligation to pay legal fees and other costs and Expenses of defense of a Third Party Claim required by this Article 10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense of such Third Party Claim, as and when bills are received.

(v) All claims under this Article 10 other than Third Party Claims shall be governed by Section 10.7(b).

(b) Direct Claims. If any Indemnified Party should have a claim against any Indemnifying Party under this Article 10 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (any such claim, a “Direct Claim”), the Indemnified Party shall deliver notice of such Direct Claim with reasonable promptness (but no later than [***] calendar days following the Indemnified Party becoming aware of such claim) to the Indemnifying Party (which notice shall set forth in reasonable detail the basis upon which such Indemnified Party believes it is entitled to indemnification pursuant to this Article 10 and the estimated amount of Damages, if reasonably practicable, it is seeking recovery from the Indemnified Party); provided, that the failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have actually been materially prejudiced as a result of such failure and then only to the extent of such prejudice. If the Indemnifying Party does not notify the Indemnified Party within [***] days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified

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Party under the applicable provisions of this Article 10, such Direct Claim specified in such notice shall be conclusively deemed a liability of the Indemnifying Party under the applicable provision of this Article 10, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute within the [***] day period after the Indemnifying party delivers notice of such dispute, and, if not resolved through negotiations within the [***] day period, then either Party may initiate a litigation in an appropriate court of competent jurisdiction with respect to the subject matter of such Direct Claim in accordance with this Agreement.

Section 10.8 Payment; Sources of Recovery.

(a) Payment. Upon a final determination (whether by mutual agreement or in any settlement or final non-appealable resolution pursuant to Section 10.7) of liability under this Article 10, any amounts so determined to be owing by:

(i) the Seller to any Purchaser Indemnitee shall be satisfied by direct payment within [***] Business Days after the date of such final determination, by wire transfer of immediately available funds to a bank account designated in writing by such Purchaser Indemnitee;

(ii) Purchaser to any Seller Indemnitee shall be satisfied by direct payment within [***] Business Days after the date of such final determination, by wire transfer of immediately available funds to a bank account designated in writing by such Seller Indemnitee.

(b) Payment of Non-Disputed Amounts. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay, or cause to be paid, when due such portion of the Damages not subject to dispute.

Article 11
MISCELLANEOUS

Section 11.1 Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at, or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transaction.

Section 11.2 Fees and Expenses. Subject to Article 10, each Party shall bear and pay all fees, costs, and Expenses that have been incurred or that are incurred in the future by such Party in connection with the Contemplated Transactions, including all fees, costs, and Expenses incurred by such Party in connection with or by virtue of: (a) the investigation and review conducted by Purchaser and its Representatives with respect to the Cystinosis Business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review); (b) the negotiation, preparation, and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions;

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(c) the preparation and submission of any filing or notice required to be made or given in connection with any Contemplated Transaction and the obtaining of any Consent required to be obtained in connection with any Contemplated Transaction; and (d) the consummation of the Acquisition.

Section 11.3 Notices.

Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (provided confirmation of receipt of email is obtained), (b) on the Business Day after being sent by email if receipt is not confirmed according to prior subsection (a) on the date sent or (c) on the next Business Day if transmitted by nationally recognized overnight courier (providing proof of delivery), in each case addressed to the applicable Party at the address set forth below; provided, that a Party may change its address for receiving notice by the proper giving of notice hereunder:

if to Novartis, to:

Novartis Pharma AG

Lichtstrasse 35

CH-4056 Basel, Switzerland

Attention: Head of C&BD

with copies to:

Novartis Pharma AG

Lichtstrasse 35

CH-4056 Basel, Switzerland

Attention: General Counsel

Novartis Pharmaceuticals Corporation

Lichtstrasse 35

CH-4056 Basel, Switzerland

Attention: Head of Legal

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004

Attention: Mahvesh Qureshi

Gabrielle Witt

Jessica Bisignano

Email: [***]

[***]

[***]

if to the Seller, to:

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AVROBIO, Inc.

100 Technology Square, 6th Floor

Cambridge, MA 02139 USA

Attention:

Erik Ostrowski, Chief Executive Officer

Steven Avruch, Chief Legal Officer

Email:

[***]

[***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Mitchell S. Bloom

Beni Surpin

James Xu

Email: [***]

[***]

[***]

Section 11.4 Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 11.5 Counterparts and Exchanges by Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in portable document format (PDF) by any electronic means shall be sufficient to bind the Parties to the terms of this Agreement.

Section 11.6 Governing Law.

(a) Governing Law. This Agreement, and any action, arbitration, suit, or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any Contemplated Transaction, or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort, or otherwise), shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance, and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy, or dispute.

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(b) Forum and Venue. Except as otherwise provided in Article 10, any action, suit, or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any Contemplated Transaction or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort, or otherwise), including an action, suit, or other Legal Proceeding based upon intentional misrepresentation, willful breach, willful misconduct, or fraud, shall be brought or otherwise commenced exclusively in the state or federal courts sitting in the State of Delaware, County of New Castle. Each Party: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware, County of New Castle (and each appellate court located in the same) in connection with any such action, suit, or Legal Proceeding; (ii) agrees that each state and federal court located in the State of Delaware, County of New Castle shall be deemed to be a convenient forum; (iii) waives any objection that it may now or hereafter have to the jurisdiction or laying of venue of any action or Legal Proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any such court; and (iv) agrees not to assert (by way of motion, as a defense, or otherwise), in any such action, suit, or Legal Proceeding commenced in any state or federal court located in the State of Delaware, County of New Castle, any claim that such Party is not subject personally to the jurisdiction of such court, that such action, suit, or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit, or Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. The Parties hereby agree that mailing of process or other papers in connection with any such action, suit, or Legal Proceeding in the manner provided in Section 11.3 or in such other manner as may be permitted by applicable Legal Requirements shall be valid and sufficient service thereof.

Section 11.7 Successors and Assigns. This Agreement shall be binding upon: (a) Purchaser and its successors and assigns (if any) and (b) the Seller and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of: (i) Purchaser; (ii) the Seller; and (iii) the respective successors and permitted assigns (if any) of the foregoing. Neither Purchaser nor the Seller shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent; provided, that Purchaser may assign its rights, interests, and obligations hereunder without such prior written consent (x) to any Affiliate of Purchaser, or (y) in connection with the transfer by Purchaser of all or substantially all of the Transferred Assets. No assignments shall relieve the assigning Party of any of its obligations hereunder. Any attempted assignment or delegation by Purchaser or the Seller in violation of this Section 11.7 shall be null and void.

Section 11.8 Specific Performance. The Parties agree that a breach by any Party of any covenant, obligation, or other provision set forth in this Agreement may cause irreparable harm, and that in the event of any breach or threatened breach of this Agreement: (a) the other Party shall be entitled, without proof of actual Damages and without being required to prove that money Damages are an inadequate remedy (in addition to any other remedy that may be available to it) to (i) a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation, or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) the other Party shall not be required to provide any bond or other security in connection with any such decree, Order, or injunction or in connection with any related action, suit, or other Legal Proceeding.

Section 11.9 Waiver. No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Person shall be

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deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 11.10 Waiver of Jury Trial. Each Party hereby irrevocably waives, TO THE FULLEST EXTENT PERMITTED BY LAW, any right IT MAY HAVE to A trial by jury in any action, suit, or other LEGAL Proceeding directly or indirectly arising out of, under or related to this Agreement, any Contemplated Transaction or disputes related hereto. each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this agreement by, among other things, mutual waivers and CERTIFICATIONs in this Section 11.10.

Section 11.11 Amendments. This Agreement may not be amended, modified, altered, or supplemented, in whole or in part, other than by means of a written instrument, duly executed and delivered by Purchaser and the Seller.

Section 11.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void, or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Legal Requirements.

Section 11.13 Parties in Interest. No provision of this Agreement is intended to provide any rights or remedies to any employee, creditor, or other Person, other than Purchaser, the Seller, and their respective successors and permitted assigns (if any).

Section 11.14 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing and (b) the date on which the Confidentiality Agreement is terminated or expires in accordance with its terms.

Section 11.15 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections and sub-Sections contained in this Agreement, and the information disclosed in any numbered or lettered Section shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or sub-Section of this Agreement, except to the extent that: (a) such information is cross-referenced on another Section of the Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation or warranty of the Seller in this Agreement. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation

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or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself).

Section 11.16 Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. As used in this Agreement, the word “or” shall mean “and/or”. Except as otherwise indicated, all references to “Sections”, “Schedules”, and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively. Any Contract, instrument, or statute defined or referred to in this Agreement or in Article 1 means such Contract, instrument, or statute, in each case as from time to time amended, modified, or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes. Any Contract or instrument defined or referred to in this Agreement or in Article 1 shall include all exhibits, schedules, and other documents or Contracts attached thereto. Any statute defined or referred to in this Agreement or in Article 1 shall include all rules and regulations promulgated thereunder. The terms “hereof”, “herein”, “hereunder”, “hereby”, “herewith”, and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. For all purposes of this Agreement, including any deadlines, delivery of notices or measurements of the period hereunder, a “day” shall mean 12:00 a.m. Eastern Time to 11:59 p.m. Eastern Time, on such day. Any references in this Agreement to “Dollars” or “$” shall be to U.S. dollars, unless otherwise specified. Unless otherwise specified in this Agreement, in computing any period of time described in this Agreement, the date that is the reference date in calculating such period, or the day of the act or event after which the designated period of time begins to run, will be excluded, and the last day of the period so computed will be included.

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CONFIDENTIAL

IN WITNESS WHEREOF, the undersigned have executed and delivered this Asset Purchase Agreement as of the date first set forth above.

PURCHASER: NOVARTIS PHARMACEUTICALS CORPORATION
By:	/s/ Eduard Marti
Name: Eduard Marti Title: Treasurer
NOVARTIS PHARMA AG
By:	/s/ Susanne Kreutz
Name: Susanne Kreutz Title: Global Head, Corporate and Business Development
NOVARTIS PHARMA AG
By:	/s/ Antoine Audoly
Name: Antoine Audoly Title: Head, Finance M&A

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CONFIDENTIAL

IN WITNESS WHEREOF, the undersigned have executed and delivered this Asset Purchase Agreement as of the date first set forth above.

SELLER: AVROBIO, INC.

By:	/s/ Erik Ostrowski
Name: Erik Ostrowski Title: President, Interim Chief Executive Officer, Chief Financial Officer and Treasurer

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